As filed with the Securities and Exchange Commission on January 27, 2004
                                                 Registration No. 333- _________

--------------------------------------------------------------------------------
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                             BSD MEDICAL CORPORATION
             (Exact name of Registrant as specified in its charter)
                             ----------------------


             Delaware                            3845                       75-1590407
 (State or other jurisdiction of     (Primary Standard Industrial        (I.R.S. Employer
  incorporation or organization)     Classification Code Number)      Identification Number)

                              2188 West 2200 South
                           Salt Lake City, Utah 94119
                                 (801) 972-5555
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                             ----------------------

                                  Hyrum A. Mead
                                    President
                             BSD Medical Corporation
                              2188 West 2200 South
                           Salt Lake City, Utah 94119
                                 (801) 972-5555
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                             ----------------------

                                    Copy to:
                              Nolan S. Taylor, Esq.
                              Dorsey & Whitney LLP
                        170 South Main Street, Suite 900
                           Salt Lake City, Utah 84101
                                 (801) 933-7360
              Approximate date of commencement of proposed sale to
            the public: from time to time after the effective date of
                          this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             ----------------------

                         CALCULATION OF REGISTRATION FEE

=========================================== ================== ======================= ====================== ===================
                                                 Amount           Proposed Maximum       Proposed Maximum         Amount of
             Title of Shares                     to be            Offering Price            Aggregate           Registration
             to be Registered                 Registered(1)         per Share(2)         Offering Price(2)           Fee
------------------------------------------- ------------------ ----------------------- ---------------------- -------------------
     Common stock,                              2,162,580              $1.25                $2,703,225             $342.50
     $0.001 par value per share
=========================================== ================== ======================= ====================== ===================

(1) The amount to be registered consists of 2,162,580 shares of common stock to be sold by the selling stockholders identified in this registration statement. Of the 2,162,580 shares of common stock, 2,059,600 are currently outstanding and beneficially owned by the selling stockholders and 102,980 are issuable upon the exercise of warrants by the selling stockholders.

(2) Estimated based upon the average of the bid and asked price of the Registrant's common stock on January 23, 2004, as reported by the OTC Bulletin Board, pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

         The information in this prospectus is not complete and may be changed. The selling stockholders named herein may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PRELIMINARY PROSPECTUS
(Subject to completion:  Dated January 27, 2004)



                                2,162,580 Shares
                             BSD MEDICAL CORPORATION

                                  Common Stock

         This prospectus relates to the public offering, which is not being underwritten, of a total of 2,162,580 shares of the common stock of BSD Medical Corporation by the selling stockholders described herein. The price at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of these shares.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "BSDM." On January 23, 2004, the last reported sale price for our common stock on the OTC Bulletin Board was $1.22 per share.


                          ----------------------------

         You should carefully consider the risk factors beginning on page 2 of this prospectus before purchasing any of the common stock offered by this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is January 27, 2004.

                                TABLE OF CONTENTS
                                                                           Page
                                                                           ----

Prospectus Summary............................................................1

Risk Factors..................................................................2

Use of Proceeds...............................................................7

Business......................................................................7

Management...................................................................19

Executive Compensation.......................................................21

Aggregated Option Exercises In Last Fiscal Year And Fiscal
     Year-End Option Values..................................................22

Selling Stockholders.........................................................23

Plan of Distribution.........................................................24

Management's Discussion and Analysis of Financial Condition
     and Results of Operations...............................................26

Certain Relationships and Related Transactions...............................31

Market for Registrant's Common Equity and Related Stockholder
     Matters.................................................................32

Principal Stockholders.......................................................33

Description of Securities....................................................34

Limitation of Liability and Indemnification..................................36

Legal Matters................................................................37

Experts......................................................................37

Where You Can Find More Information..........................................37

Financial Statements.........................................................37



                                -----------------

         You should rely only on information contained in this prospectus. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

         In this prospectus, the terms "BSD" "company," "we," "us," and "our" refer to BSD Medical Corporation.

                               PROSPECTUS SUMMARY

         The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and financial statements appearing elsewhere in this prospectus.

Company Overview

         BSD Medical Corporation develops, manufactures, markets and services hyperthermia microwave systems used to treat cancer, the second leading cause of death in the United States according to the National Cancer Society. Our treatment systems are designed to precisely deliver microwave energy to elevate the temperature of cancerous tumors, directly killing cancerous cells and enhancing the effectiveness of certain other cancer therapies. We also manufacture products and supply services for TherMatrx, Inc., a privately-held medical device company in which we have ownership.

         The focus of our cancer therapy business is to develop and commercialize systems that can provide hyperthermia treatment for cancerous tumors that occur anywhere in the body. To accomplish this, we have developed systems capable of treating both superficial and deep tumors. These systems consist of two families of products, the BSD-500 and the BSD-2000.

         In October 2003, we announced that we had received FDA approval for a new operating system, allowing us to launch the commercial market introduction in the United States of a new family of six systems (the BSD-500i-4, BSD-500s-4, BSD-500c-4, BSD-500i-8, BSD-500s-8 and BSD-500c-8) to treat cancer patients using superficial and interstitial hyperthermia. We have also obtained CE Mark certification required to export these systems to Europe. In addition to treating melanoma, recurring breast cancer and other cancers requiring superficial therapy, these new systems are used as companions to brachytherapy systems that treat cancer through interstitial radiation. We believe over 1,500 brachytherapy systems have been installed providing a target customer base for our systems. These new systems are compact, portable and ergonomically engineered for use in a demanding hospital environment.

         Our BSD-2000 family of systems employs an advanced phased array of microwave antennae used to focus on and treat tumors located deep in the body. The BSD-2000 system has not been submitted for FDA pre-market approval, or PMA. Accordingly, we do not have authority to distribute the BSD-2000 system for sale in the United States, except as an investigational device. The phase III clinical trial through which we intend to seek a PMA for this system has already been completed, and we are underway in developing the commercial version of the BSD-2000 that we intend to use as the basis of the FDA submission.

         In addition to systems for treating cancer, we have also developed a system used in the therapy of a major benign condition. We currently own approximately 30% of TherMatrx, which markets a medical device that we developed for the treatment of benign prostatic hyperplasia, or BPH. BPH results from enlargement of the prostate as men age, and is a major health condition so prevalent that its symptoms affect over half of men by age 60 and 90% of men by age 85, according to data presented in a Mayo Clinic and Mayo Foundation study published in 1995 in the Archives of Internal Medicine. TherMatrx received FDA approval to market its TMx-2000 thermotherapy system for treating BPH in July 2001, and since then it has been marketing and selling the TMx-2000. TherMatrx had sales in excess of $13 million and a net income in excess of $1.5 million in only its second full fiscal year since the FDA approval. In addition to being an equity owner of TherMatrx, we provide technical and regulatory support services for TherMatrx on a consulting basis, and manufacture and test some of its products. In both fiscal 2002 and 2003, TherMatrx was our largest customer.

         Our principal executive offices are located at 2188 West 2200 South, Salt Lake City, Utah 84101, and our telephone number is (801) 972-5555.

The Offering

         The selling stockholders identified in this prospectus are selling up to 2,162,580 shares of our common stock, which they acquired from us in private placements on November 28, 2003 and December 10, 2003 or will be issued upon the exercise of warrants issued to a broker-dealer in connection with the private placements. We will not receive any proceeds from the sale of the shares by the selling stockholders.

                                  RISK FACTORS


         Our future operating results are highly uncertain. Before deciding to invest in BSD Medical or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this prospectus. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business and results of operations. If any of these risks actually occur, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our common stock could decline and you may lose all or part of your investment.

         We have a history of significant losses and such losses may continue in the future.

         Since our inception in 1978, our expenses have substantially exceeded our revenue, resulting in continuing losses and an accumulated deficit of $20,486,107 at August 31, 2003. In fiscal 2003, we recorded a net loss of $570,285. Our net loss was primarily due to a write-off of a significant receivable of approximately $300,000 to bad debt expense, an increase to inventory reserve of $90,000 and lower overall sales. We may continue to incur operating losses in the future as we continue to incur costs to develop our products, protect our intellectual property and expand our sales and marketing activities. To become profitable we will need to increase significantly the revenues we receive from sales of our hyperthermia therapy products to sustain and increase our profitability on a quarterly or annual basis. We may be unable to do so, and therefore may never achieve profitability.

         Our hyperthermia therapy products may not achieve market acceptance, which could limit our future revenue and ability to achieve profitability.

         To date, hyperthermia therapy has not been widely accepted by cancer-treating physicians as an effective treatment of cancer, either in combination with other available therapies or alone. We believe this is primarily due to the inability of early hyperthermia therapy technologies to focus and control heat directed at specific tissue locations and conclusions drawn in early scientific studies that hyperthermia was only marginally effective. Additionally, market acceptance depends upon physicians and hospitals obtaining adequate reimbursement rates from third-party payers to make our products commercially viable. If our sales and marketing efforts to promote hyperthermia therapy acceptance in the medical community fail, or third-party reimbursement rates for hyperthermia therapy are not adequate to make our products commercially viable, then our future revenue from sales of our products may be limited, and we may never sustain profitable operations.

         We depend upon TherMatrx as our largest customer and, if TherMatrx does not purchase products and services from us, our revenue will decrease.

         For the year ended August 31, 2003, TherMatrx accounted for $1,454,943, or approximately 56.55% of our net sales and was our largest customer. We manufacture, assemble and test TherMatrx's TMx-2000 system, and also supply equipment components and provide consulting services to TherMatrx. During the quarter ended November 30, 2003 our sales to TherMatrx declined to $20,592, a decrease of $326,268 from the quarter ended November 30, 2002. We anticipate revenue from TherMatrx to be less in our second quarter of 2004, and possibly the third quarter, than it was in the second and third quarter of 2003. In addition, we currently expect revenue from TherMatrx to be less in fiscal 2004 than it was in fiscal 2003. TherMatrx is under no contractual obligation to obtain from us products or manufacturing, assembling, testing and other services, and is free to seek and obtain such products and services from other sources. We believe TherMatrx purchases a majority of its products from other sources. We cannot assure you that we will continue to provide products and services to TherMatrx, and the loss of TherMatrx as a customer may have a material adverse effect on our business, if we are unsuccessful in our efforts to increase sales of our cancer treatment systems.

         Our common stock ownership in TherMatrx is subject to certain rights and preferences of TherMatrx's preferred stockholders.

         We own 2,520,700 shares of common stock of TherMatrx. As of September 30, 2003, TherMatrx had a total of 3,225,321 shares of common stock outstanding and 5,175,000 shares of preferred stock outstanding. In addition, TherMatrx had 1,959,478 options to purchase common stock outstanding. The preferred stockholders of TherMatrx have certain preferential rights to the common stockholders, including redemption, dividend and approval rights. In connection with a possible future sale of TherMatrx, the preferred stockholders may require TherMatrx to redeem 95% of their preferred stock for an amount equal to their original investment plus any accumulated but unpaid dividends at a rate of 8% per annum from December 31, 1997 on that amount. The remaining 5% of the preferred stock held by the preferred stockholders would automatically convert into 45% of the common stock on a fully diluted basis. Such an election may reduce the amount of the proceeds from a sale of TherMatrx that we would otherwise receive.

         We depend on distributors for international sales.

         Historically, our revenues outside the United States have been derived from sales of hyperthermia therapy systems through third-party distributors. We have derived most of our revenue from sales in Europe through our distributor Medizin-Technik, GmbH, which also purchased equipment components and parts from us. Medizin-Technik sold none of our hyperthermia therapy systems in Europe in fiscal 2003, and we can provide no assurance that Medizin-Technik's sales will improve in the future. The loss, or ineffectiveness, of Medizin-Technik as a distributor and significant customer could have a material adverse effect on our business.

         Our relationship with Nucletron as our sales representative for our BSD-500i system may fail to increase our revenue.

         In May 2002, we entered into an agreement with Nucletron B.V. under which Nucletron became our exclusive sales agent in most of the world for our BSD-500i interstitial hyperthermia therapy system. Either party may terminate the agreement with 30 days' advance notice, and the agreement does not require Nucletron to buy a minimum number of systems from us. To date, we have sold only one BSD-500i through Nucletron. It is unclear whether we will increase our revenue through our relationship with Nucletron.

         Government regulation has a significant impact on our business.

         Our research and development efforts, our pre-clinical tests and clinical trials, and the manufacturing, marketing, distribution and labeling of our products are subject to extensive regulation by the FDA and comparable international agencies. The process of obtaining FDA and other required regulatory approvals is lengthy and expensive and our financial resources are limited.

         We have not yet received pre-market approval for our BSD-2000 systems. Obtaining these pre-market approvals from the FDA are necessary for us to commercially market these systems in the United States. We may not be able to obtain these approvals on a timely basis, if at all, and such failure could harm our business prospects substantially. Further, even if we are able to obtain the approvals we seek from the FDA, the approvals granted may include significant limitations on the indicated uses for which the products may be marketed, which restrictions could negatively impact our business.

         After a product is approved for commercial distribution by the FDA, we have ongoing responsibilities under the Federal Food, Drug, and Cosmetic Act and FDA regulations, including regulation of our manufacturing facilities and processes, labeling and record-keeping, and reporting of adverse experiences and other information. Failure to comply with these ongoing requirements could result in the FDA imposing operating restrictions on us, enjoining or restraining certain violations, or imposing civil or criminal penalties on us. The FDA can also recommend prosecution to the Department of Justice.

         Cancer therapy is subject to rapid technological change, and therapies that are more effective than ours could render our technology obsolete.

         The treatment of cancer is currently subject to extensive research and development. Many cancer therapies are being researched, and our products may be rendered obsolete by existing therapies and as a result of therapy innovations by others. If our products are rendered obsolete, our business will be substantially impaired.

         We depend on adequate protection of our patent and other intellectual property rights.

         We rely on patents, trade secrets, trademarks, copyrights, know-how, license agreements and contractual provisions to establish and protect our intellectual property rights. Our success will substantially depend on our ability to protect our intellectual property rights and maintain rights granted to us through license agreements. Our intellectual property rights may only afford us limited protection and may not adequately protect our rights or remedies to gain or keep any advantages we may have over our competitors, which could harm our business.

         In the past, we have participated in substantial litigation regarding our patent and other intellectual property rights in the medical device industry. We have previously filed lawsuits for patent infringement against three of our competitors and subsequently settled all three of those lawsuits. Additional litigation against other parties may be necessary in the future to enforce our intellectual property rights, to protect our patents and trade secrets, and to determine the validity and scope of our proprietary rights. This litigation may require more financial resources than are available to us. We cannot guarantee that we will be able to successfully protect our rights in litigation. Failure to successfully protect our rights in litigation could harm our business.

         Our directors and executive officers own a sufficient number of shares of our capital stock to control our company, which could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders.

         Our directors and executive officers own or control approximately 46% of our outstanding voting power. Accordingly, these stockholders, individually and as a group, may be able to influence the outcome of stockholder votes, involving votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation and bylaws and the approval of certain mergers or other similar transactions, such as a sale of substantially all of our assets. Such control by existing stockholders could have the effect of delaying, deferring or preventing a change in control of our company.

         We are dependent upon key personnel, many of whom would be difficult to replace.

         Our success will be largely dependent upon the efforts of Paul F. Turner, our Chairman and Senior Vice President, Hyrum A. Mead, our President, and Dixie T. Sells, our Vice President of Regulatory Affairs and other key employees. We do not maintain key-person insurance on any of these employees. Our future success also will depend in large part upon our ability to identify, attract and retain other highly qualified managerial, technical and sales and marketing personnel. Competition for these individuals is intense. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring qualified personnel, could make it more difficult for us to manage our business and meet key objectives, such as the sale of our products and the introduction of new products, which would harm our business, financial condition and operating results.

         Because our common stock is traded on the OTC Bulletin Board, your ability to sell your shares in the secondary trading market may be limited.

         Our common stock currently is traded on the over-the-counter market on the OTC Bulletin Board. Consequently, the liquidity of our common stock is impaired, not only in the number of shares that are bought and sold, but also through delays in the timing of transactions, and lack of coverage by security analysts and the news media. As a result, prices for shares of our common stock may be lower than might otherwise prevail if our common stock was quoted on the Nasdaq Stock Market or traded on a national securities exchange, like The New York Stock Exchange or American Stock Exchange.

         Because our common stock is a "penny stock," you may have difficulty selling them in the secondary trading market.

         Federal regulations under the Securities Exchange Act of 1934 regulate the trading of so-called "penny stocks," which are generally defined as any security not listed on a national securities exchange or Nasdaq, priced at less than $5.00 per share and offered by an issuer with limited net tangible assets and revenues. Since our common stock currently trades on the OTC Bulletin Board at less than $5.00 per share, our common stock is a "penny stock" and may not be traded unless a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a potential purchaser prior to any trade.

         In addition, because our common stock is not listed on Nasdaq or any national securities exchange and currently trades at less than $5.00 per share, trading in our common stock is subject to Rule 15g-9 under the Exchange Act. Under this rule, broker-dealers must take certain steps prior to selling a "penny stock," which steps include:

         o    obtaining financial and investment information from the investor;

         o obtaining a written suitability questionnaire and purchase agreement signed by the investor; and

         o providing the investor a written identification of the shares being offered and the quantity of the shares.

         If these penny stock rules are not followed by the broker-dealer, the investor has no obligation to purchase the shares. The application of these comprehensive rules will make it more difficult for broker-dealers to sell our common stock and our stockholders, therefore, may have difficulty in selling their shares in the secondary trading market.

         Sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus and under other registration statements, could lower our stock price and impair our ability to raise funds in new stock offerings.

         Future sales of a substantial number of shares of our common stock in the public market, including the shares offered under this prospectus, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise additional capital through the sale of equity securities. We filed this registration statement pursuant to an agreement with the holders of the common stock and warrants purchased in our November and December 2003 private placements. We are required under this agreement to use our reasonable best efforts to cause this registration statement to remain effective until the earlier of (1) the sale of all the shares of our common stock covered by this registration statement; or (2) such time as the selling stockholders named in this registration statement become eligible to resell the shares of our common stock pursuant to Rule 144(k) under the Securities Act.

         The market for our stock is limited and our stock price may be volatile.

         The market for our common stock has been limited due to low trading volume and the small number of brokerage firms acting as market makers. Because of the limitations of our market and volatility of the market price of our stock, investors may face difficulties in reselling shares at attractive prices when they want to. The following factors could impact the market for our stock and cause further volatility in our stock price:

         o    announcements of new technological innovations;

         o    FDA and other regulatory developments;

         o    changes in third-party reimbursements;

         o    developments concerning proprietary rights;

         o    third parties receiving FDA approval for competing products; and

         o    and market conditions generally for medical and technology stocks.

         Anti-takeover provisions in our certificate of incorporation may have a possible negative effect on our stock price.

         Certain provisions of our certificate of incorporation and bylaws may make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. We have in place several anti-takeover measures that could discourage or prevent a takeover, even if an acquisition would be beneficial to our stockholders. Increased difficulties for a third party to acquire us could adversely affect our stock price.


                                 USE OF PROCEEDS

         The shares of common stock offered by this prospectus will be sold by the selling stockholders, and the selling stockholders will receive all of the proceeds from sales of such shares. We will not receive any proceeds from sales of the shares offered by this prospectus.

                                    BUSINESS

Overview

         We develop, manufacture, market and service hyperthermia microwave systems used to treat cancer, the second leading cause of death in the United States according to the National Cancer Society. Our treatment systems are designed to precisely deliver microwave energy to elevate the temperature of cancerous tumors, directly killing cancerous cells and enhancing the effectiveness of certain other cancer therapies. We also manufacture products and supply services for TherMatrx, Inc., a privately-held medical device company in which we have ownership.

         The focus of our cancer therapy business is to develop and commercialize systems that can provide hyperthermia treatment for cancerous tumors that occur anywhere in the body. To accomplish this, we have developed systems capable of treating both superficial and deep tumors. These systems consist of two families of products, the BSD-500 and the BSD-2000.

         In October 2003, we announced that we had received FDA approval for a new operating system, allowing us to launch the commercial market introduction in the United States of a new family of six systems (the BSD-500i-4, BSD-500s-4, BSD-500c-4, BSD-500i-8, BSD-500s-8 and BSD-500c-8) to treat cancer patients using superficial and interstitial hyperthermia. We have also obtained CE Mark certification required to export these systems to Europe. In addition to treating melanoma, recurring breast cancer and other cancers requiring superficial therapy, these new systems are used as companions to brachytherapy systems that treat cancer through interstitial radiation. We believe over 1,500 brachytherapy systems have been installed providing a target customer base for our systems. These new systems are compact, portable and ergonomically engineered for use in a demanding hospital environment.

         Our BSD-2000 family of systems employs an advanced phased array of microwave antennae used to focus on and treat tumors located deep in the body. The BSD-2000 system has not been submitted for pre-market approval from the FDA. Accordingly, we do not have authority to distribute the BSD-2000 system for sale in the United States, except as an investigational device. The phase III clinical trial through which we intend to seek a PMA for this system has already been completed, and we are underway in developing the commercial version of the BSD-2000 that we intend to use as the basis of the FDA submission.

         In addition to systems for treating cancer, we have also developed a system used in the therapy of a major benign condition. We currently own approximately 30% of TherMatrx, which markets a medical device that we developed for the treatment of benign prostatic hyperplasia, or BPH. BPH results from enlargement of the prostate as men age, and is a major health condition so prevalent that its symptoms affect over half of men by age 60 and 90% of men by age 85, according to data presented in a Mayo Clinic and Mayo Foundation study published in 1995 in the Archives of Internal Medicine. TherMatrx received FDA approval to market its TMx-2000 thermotherapy system for treating BPH in July 2001, and since then it has been marketing and selling the TMx-2000. TherMatrx had sales in excess of $13 million and a net income in excess of $1.5 million in only its second full fiscal year since the FDA approval. In addition to being an equity owner of TherMatrx, we provide technical and regulatory support services for TherMatrx on a consulting basis, and manufacture and test some of its products. In both fiscal 2002 and 2003, TherMatrx was our largest customer.

         BSD was originally incorporated under the laws of the State of Utah on March 17, 1978. In July 1986, BSD was reincorporated in Delaware.

Cancer and Hyperthermia Therapy

         Despite the massive attention given to cancer prevention and treatment, the American Cancer Society projects that 1,334,100 new cancer cases will be diagnosed and that 556,500 Americans will die from cancer during 2003 (up from 555,500 cancer deaths in 2002). Exceeded only by heart disease, cancer, as a group of diseases, remains the second leading cause of death in the United States. Cancer develops when abnormal cells in a part of the body begin to grow out of control and spread, to other parts of the body.

         The primary cancer therapies currently used include:

         o Radiation therapy, which is treatment with high-energy rays to kill or shrink cancer cells. The radiation may come from outside of the body (external radiation) or from radioactive materials placed directly in a tumor (internal or implant radiation, sometimes called brachytherapy).

         o Chemotherapy, which is treatment with drugs to destroy cancer cells.

         o Surgery, which is the resection, or removal, of a tumor or other organ of the body.

         Because cancer remains a significant cause of death, these three cancer therapies are still grossly inadequate, and an enormous need for better treatment is obvious. Hyperthermia is an emerging cancer therapy that both kills cancer cells directly and has been shown to be a potent additive treatment making certain of the major existing cancer therapies more effective for some cancers.

         Cancerous tumors are uncontrolled growths of mutated cells that require more energy to survive than do cells of normal tissue. As cancer cells grow rapidly, they tend to outstrip their blood supply, leaving them oxygen starved, since there is not enough blood to carry sufficient oxygen to these cells. Oxygen starved cancer cells are resistant to radiation therapy because the destructive power of radiation therapy depends heavily on tearing apart the oxygen molecules located in cancer cells. When oxygen molecules are torn apart, they form oxygen radicals that can attack and destroy cancer cell DNA. Blood depletion also makes cancer resistant to chemotherapy, where blood transport is required to deliver the drug. Our hyperthermia therapy systems precisely deliver microwave energy to elevate the temperature of tumors, usually between 40(degree)C and 45(degree)C. The elevated temperatures draw blood to the tumor as the body's natural response to the stimulus of heat. The increased blood supply to the tumor improves delivery of drugs to tumors in chemotherapy. It also delivers more oxygen to the tumor, increasing the effectiveness of radiation therapy. Many clinical trials performed at major research institutions in the United States and Europe have shown strong improvements in the results from both radiation therapy and chemotherapy when hyperthermia is added to the treatment.

         While sensitizing tumors for more effective treatment from radiation and/or chemotherapy, hyperthermia also destroys cancer cells directly through damage to the plasma membrane, the cytoskeleton and the cell nucleus, and by disrupting the stability of cellular proteins. Tumors with poor blood supply systems lack the natural cooling capacity provided by efficient blood flow in normal tissues, making them selectively susceptible to the cancer-destructive effects of hyperthermia therapy. While temperatures between 40(degree)C and 45(degree)C are used to kill cancer cells in combination with radiation and chemotherapy, higher temperature treatments, called "thermal therapy" or "thermotherapy," are used when treatment of cancer is accomplished by heat alone.

         Hyperthermia has other therapeutic uses. It can be used to shrink tumors prior to surgery, potentially making resection easier or even possible. Research has shown hyperthermia to be an activator for gene therapies, speeding gene production (heat mediated gene therapy). Hyperthermia may play a role in the development of new anti-tumor vaccines that are based on the production of heat shock proteins. Research has shown hyperthermia to be an angiogenesis inhibitor, which means it helps prevent cancer from inducing growth of new blood vessels to expand its blood supply. Hyperthermia could also become a follow-up therapy for other angiogenesis inhibitors, used in the final destruction of cancer cells depleted of blood by angiogenesis inhibitor therapy. Hyperthermia has been shown to improve a patient's quality of life. Even in situations where there is no hope for survival, hyperthermia may provide benefits through alleviation of such effects as bleeding, pain and infection.

         Since 1978, we have been heavily involved in developing technological advances to expand the use of hyperthermia therapy for the treatment of cancer. Our efforts have included joint work with many notable cancer research centers in the United States and Europe. In past years funding for our research efforts has been provided by such sources as the National Institutes of Health in the United States and major European government agencies. In recent years, we have focused our efforts in perfecting the technology required to precisely deliver deep, non-invasive hyperthermia therapy for the treatment of pelvic and other deep cancers and to demonstrate effective use of deep hyperthermia through clinical trials. We believe that our BSD-2000 system has emerged from this development effort as the world's most advanced system for deep hyperthermia therapy.

         In the opening address at the April 21, 2001 annual meeting of the North American Hyperthermic Society (sponsored by the Radiologial Society of North America), P. K. Sneed, M.D. of the University of California at San Francisco summarized the results of completed randomized clinical trials in which the effectiveness of radiation therapy combined with hyperthermia therapy were compared with the results of radiation therapy alone in cancer treatment. The summary of the report on these trials was that for melanoma, after two years, local control (local regression or disappearance of the tumor) was 28% for the control group of patients who received radiation therapy alone versus 46% local control for the patients who received both hyperthermia and radiation therapy. For recurrent breast cancer, the complete response rate (complete disappearance of the tumor) increased from 38% for those receiving radiation therapy alone to 60% for those patients who received both hyperthermia and radiation therapy. For glioblastoma (brain cancer), the two-year survival rate for patients who received radiation therapy alone was 15%, compared to 31% survival rate two years after treatment for those who received both hyperthermia and radiation therapy. For advanced cervical cancer, the complete response rate (disappearance of the tumor) rose from 57% for patients who received radiation treatments alone to 83% for patients receiving both hyperthermia and radiation therapy. The cervical cancer data was based on the condition of patients three years after treatment.

Our Products and Services

         We have developed the technology and products required to approach hyperthermia therapy through three different techniques, which collectively allow cancer to be treated virtually anywhere in the body:

         o Superficial hyperthermia non-invasively treats cancerous tumors located within a few centimeters of the surface of the body, such as melanoma and recurrent breast cancer.

         o Internal or interstitial hyperthermia treats tumors in combination with internal radiation therapy by inserting tiny microwave antennae that deliver hyperthermic microwave energy to tumors through the same catheters used to deliver radioactive materials, or "seeds," to tumors for radiation therapy. This technique can be employed in treating prostate cancer, breast cancer, head and neck cancer and a variety of other cancer sites.

         o Deep hyperthermia non-invasively treats tumors located deep within the body, including many problematic cancer sites located in the pelvis, abdomen and chest areas.

         BSD-500 Systems. Our BSD-500 systems are used to deliver either superficial or interstitial hyperthermia therapy or both. There are six configurations of the BSD-500. The BSD-500i-4 and BSD-500i-8 provide interstitial hyperthermia treatment using four or eight channel generators, respectively. Each channel can control three interstitial applicators. The BSD-500c-4 and BSD-500c-8 provide both superficial and interstitial hyperthermia treatments using four or eight channel generators. These systems include a touch screen display monitor by which the operator controls the hyperthermia treatment, computer equipment and software that controls the delivery of microwave energy to the tumor, and a generator that creates the needed microwave energy for the treatment. Additionally, the systems include a variety of applicators, depending on each system configuration. Non-invasive superficial applicators are used for superficial hyperthermia treatments. For interstitial hyperthermia treatments, the system may include up to 24 tiny microwave heat-delivering antennae that are inserted into catheters used in the standard practice for internal radiation therapy (called brachytherapy).

         In October 2003, we announced that we had received FDA approval for a new operating system, allowing us to launch the commercial market introduction of this new family of six systems. Our FDA approval (described as a pre-market approval, or PMA, the standard FDA approval required to market Class III medical devices in the United States) for the BSD-500 family of systems is applicable to the marketing of all six configurations of the BSD-500 in the United States. We have also certified the BSD-500 systems for the CE Mark, which is required for export into some European countries. Obtaining FDA approval and CE Mark for the new BSD-500 operating systems were major milestones for us.

         BSD-2000. The BSD-2000 family of products includes the BSD-2000, the BSD-2000/3D and the BSD-2000/3D/MR. These systems non-invasively deliver hyperthermic microwave energy to cancerous tumors, including those located deep within the body. These systems include a computer and software that control the delivery of microwave energy to the tumor, a microwave energy generator, an amplifier that boosts the microwave power, and a special applicator that delivers the microwave energy to the patient lying in a prone position on a specially designed support table. The BSD-2000 systems are able to direct, focus and deliver microwave energy deep within the body by precisely "steering" the energy to the tumor from an array of cylindrical antennae. The basic BSD-2000 has eight microwave antennae enabling this electronic steering of energy within the patient's body. The BSD-2000/3D has 24 microwave antennae enabling additional electronic steering along the long axis of the body. The 3D steering is particularly useful when implemented with a magnetic resonance system that is capable of non-invasive 3D imaging showing the heated regions, thus permitting the 3D steering to more accurately target the energy to the tumor site.

         The BSD-2000 systems have not yet received pre-market approval from the FDA for commercial marketing in the United States, but the BSD-2000 has obtained an investigational device exemption, or IDE, for sale in the United States for research purposes only. We have also certified the BSD-2000 family for the CE Mark required for export into certain European countries. We are engaged in the extensive and time consuming process of preparing an FDA submission requesting a PMA for the BSD-2000 based on clinical data we have already obtained. While we believe that this data has great merit and is worthy of submission, due to the inherent uncertainties of the FDA approval process there can be no assurance that FDA approval will be obtained through our submissions.

         Development of the BSD-2000, the BSD-2000/3D and the BSD-2000/3D/MR has required a substantial effort involving the cooperative work of such American research institutions as Duke University, Northwestern University, University of Southern California, Stanford University, University of Utah and University of Washington St. Louis. Contributing European research institutions include Daniel den Hoed Cancer Center of the Academisch Ziekenhuis (Rotterdam, Netherlands), Haukeland University Hospital (Bergen, Norway), Dusseldorf University Medical School, Tubingen University Medical School, Essen University Hospital, Charite Medical School of Humboldt University (Berlin), Luebeck University Medical School, Munich University Medical School Grosshadern, Interne Klinik Argirov of the Munich Comprehensive Cancer Center, University of Erlangen (all of Germany), University of Verona Medical Center (Italy), Graz University Medical School (Austria) and Kantonsspital Aarau (Switzerland).

         BSD-2000/3D. Through research funded by the National Cancer Institute in the United States and supportive efforts by other domestic and international research institutions, we enhanced the BSD-2000 to create the new BSD-2000/3D. The BSD-2000/3D adds three-dimensional steering of deep focused energy, as opposed to the two-dimensional steering of energy available in the BSD-2000, delivering even more precise heating to the tumor. As part of our international collaborative research efforts, sophisticated treatment planning software for the BSD-2000/3D has also been developed.

         As previously noted, we have not yet submitted to the FDA a pre-market approval application for the BSD-2000/3D. However, we have obtained the CE Mark necessary to export the BSD-2000/3D to certain European countries and other countries requiring CE Mark certification.

         BSD-2000/3D/MR. As a further enhancement of the BSD-2000/3D, we have added to it the option of concurrent magnetic resonance imaging, or MRI, used for monitoring of the delivery of deep hyperthermia therapy. Using sophisticated microwave filtering and imaging software, the BSD-2000/3D/MR allows an MRI system to be interfaced with and operate simultaneously with a BSD-2000/3D. The development of MRI treatment monitoring is a significant breakthrough in the development of hyperthermic oncology primarily because it allows non-invasive "on-line" review of hyperthermic treatment progress.

         We installed and tested the first BSD-2000/3D/MR system at a leading German oncological research institution, the Clinic of Medical Oncology of the Klinikum Gro(beta)hadern Medical School of Ludwigs-Maximilians-Universitat Munchen, in Munich, Germany. We installed a second BSD-2000/3D/MR system at the Department of Radiology of Charite University Medical School of Humboldt University in Berlin, Germany, as part of a collaborative effort with Siemens Medical Systems. The funding for purchase and development of these systems was provided by the German government and public foundation funds.

         As is the case for the BSD-2000/3D, we have not yet submitted to the FDA a pre-market approval application for the BSD-2000/3D/MR. We can, however, market the BSD-2000/3D/MR in Europe as we have CE Mark approval for the BSD-2000/3D and only need to ensure that we interface the system with an MRI system that also is approved in Europe.

         Other Products and Services. In addition to our hyperthermia therapy systems, we manufacture for, and supply treatment systems and related equipment components to, other medical device companies, as described below.

         TherMatrx, Inc. We manufacture, assemble and test for TherMatrx its FDA-approved TMx-2000 thermotherapy system that treats benign prostatic hyperplasia, or BPH, a condition associated with an enlarged prostate that commonly affects men over age 50. We also supply TherMatrx with equipment components used for its TMx-2000 system, including probes, applicators and temperature components. We also have provided regulatory compliance and other consulting services to TherMatrx.

         In November 1997, we entered into an agreement with Oracle Strategic Partners and Charles Manker to form TherMatrx as a jointly-owned private company. In return for an equity interest in TherMatrx, we transferred to TherMatrx four patents related to the thermal treatment of BPH. Currently, we own approximately 30% of TherMatrx.

         TherMatrx's TMx-2000 system is a non-surgical, catheter-based therapy that has been shown to provide safe and effective relief from BPH symptoms. The treatment can be performed in a clinic or physician's office. The therapy avoids the side effects and complications of surgery. TherMatrx obtained FDA approval to begin marketing its products in July of 2001 and began marketing the TMx-2000 shortly after receiving FDA approval.

         In manufacturing, assembling and testing the TMx-2000 system and supplying equipment components and providing consulting services to TherMatrx, TherMatrx has been our largest customer. For the year ended August 31, 2003, TherMatrx accounted for $1,454,943, or approximately 56.55% of our revenue. Our product sales to TherMatrx dropped significantly during the first quarter of fiscal 2004 compared to first quarter of fiscal 2003 because of TherMatrx's existing excess inventory. TherMatrx is under no contractual obligation to obtain from us products or manufacturing, assembling, testing or other services, and is free to obtain such products and services from another source at any time. We believe TherMatrx purchases majority of its products from other sources.. We have helped facilitate the availability of this other source of manufacturing, assembly and testing of the TMx-2000 system, as we believed this would allow TherMatrx to operate more independently from us. We believe TherMatrx's increased operational independence from us will increase its value and that the potential value of our equity ownership in TherMatrx will be more valuable to us than the revenue we generate from sales of products to TherMatrx. We cannot assure that we will continue to provide such services to TherMatrx, and the loss of TherMatrx as a customer would have a material adverse effect on our business, if we are unsuccessful in our efforts to increase sales of our cancer treatment systems.

         Medizin-Technik GmbH. Additionally, we supply equipment components to Medizin-Technik located in Munich, Germany, which is a significant distributor of our hyperthermia therapy systems in Europe. Medizin-Technik purchases equipment and components to service our hyperthermia therapy systems that it sells to its customers in Europe. The President and Chief Executive Officer of Medizin-Technik is Dr. Gerhard W. Sennewald, one of our directors and significant stockholders. Medizin-Technik was a significant customer for us in fiscal 2003 with sales of $517,979 or 20.13% of our revenue. Medizin-Technik has been a significant customer in prior years and we anticipate that it will be a significant customer for us in the future. The loss of Medizin-Technik as a distributor and significant customer would have a material adverse effect on our business. The distribution rights of Medizin-Technik have been in place since the early 1980s.

Sales, Marketing and Distribution

         In the United States, our target market includes clinics, hospitals and institutes in which cancer is treated. In the international market we similarly target cancer treatment centers in clinics, hospitals and institutes.

         We have entered into an agreement with Nucletron B.V., based in the Netherlands, under which Nucletron became our exclusive worldwide sales agent, except in Germany, Austria, Switzerland, Italy and China, for our BSD-500i interstitial hyperthermia therapy system. Nucletron is one of the leading providers of high-dose internal radiation therapy throughout the world. Because our interstitial hyperthermia therapy is typically administered in combination with internal radiation therapy, such as that provided by Nucletron, we believe our relationship with Nucletron could be strongly complementary. Nucletron has over 1,500 radiation therapy systems installed in cancer treatment centers throughout the world, and we anticipate Nucletron will primarily target these customers as prospective customers for the enhanced BSD-500i. Our agreement with Nucletron can be terminated by either party on thirty days prior written notice. Three months prior to the renewal date of the agreement (which extends until May 1, 2004), the parties may negotiate the conditions of the extension of the agreement or the conversion of the agreement into a full distribution agreement. Nucletron has a first right of refusal to obtain exclusive distribution rights to sell our BSD-500i in its current territory as our sales agent if Nucletron performs adequately under our current sales agent agreement.

         For our other products that deliver deep hyperthermia therapy, including the BSD-2000 and related products, we sell our equipment directly to end-users in the United States. We make international sales of these products through distributors located in various foreign countries. Medizin-Technik is a significant distributor of our hyperthermia therapy systems in Europe.

         Our sales and marketing strategy involves three main components:

         o promoting acceptance by the scientific community and cancer-treating healthcare professionals of hyperthermia therapy as a viable and effective therapy for treating cancer, either in combination with other therapies or as a stand alone therapy;

         o disseminating information about and marketing our hyperthermia therapy systems to the scientific community, cancer-treating healthcare professionals, cancer patients and the general public; and

         o working to continuously improve third-party reimbursement for medical services performed with our products.

         We disseminate information about our company and our hyperthermia therapy systems by encouraging articles about hyperthermia therapy to be published in scientific journals, periodicals and other publications, and promoting dissemination of BSD information through television, radio and other media outlets. We post information about our products on our web site, www.bsdmc.com, and our materials are also posted on many other sites. We have developed promotional materials for our products, including product brochures, patient brochures and newsletters. We also participate actively in trade shows and scientific symposia, make public presentations delivered by our scientific staff and by scientists and researchers using our systems, and we actively participate in a variety of medical associations. We are also co-sponsors of the annual international BSD Users' Conference in Europe. We also believe that the anticipated active marketing efforts of Nucletron will improve dissemination of information about us and our products and improve acceptance of our hyperthermia therapy systems because Nucletron is well-established as an industry leader in internal radiation therapy and has established relationships with many cancer-treating healthcare professionals throughout the world.

Third-Party Reimbursement

         We view obtaining adequate third-party reimbursement arrangements as essential to achieving commercial acceptance of our hyperthermia therapy products. Our products are purchased primarily by clinics, hospitals and other medical institutions that bill various third-party payers, such as Medicare, Medicaid, other government programs and private insurance plans for the health care services provided to their patients using our products. Additionally, managed care organizations and insurance companies directly pay for services provided to their patients. The Center for Medicare and Medicaid Services, or CMS, has established 23 billing codes that allow for third-party reimbursement and can be used for or in combination with the delivery of hyperthermia therapy, depending on the circumstances of the treatment. Codes have been established for billing for superficial and interstitial hyperthermia delivered using our BSD-500 systems when used in combination with radiation therapy or chemotherapy. Codes also have been established for providing deep hyperthermia therapy. Billing codes are available for both institutions and physicians.

         Effective November 1995, HCFA, the predecessor agency to CMS, authorized Medicare reimbursement for certain investigational devices and certain related services for which underlying questions of safety and effectiveness of that device type have been resolved, based on categorization by the FDA. Our BSD-2000 system, which has been given IDE status by the FDA, has been placed in this category by the FDA, and thus may be reimbursed by Medicare.

         General hyperthermia reimbursement has been approved in the United States, Germany, Holland, Switzerland and Japan. CMS has also provided billing codes for thermotherapy/thermal therapy treatment of BPH. These billing codes apply to TherMatrx's TMx-2000 system treatments of BPH.

         Even though a new medical device may have been approved for commercial distribution, we may find limited demand for that product until reimbursement approval is obtained from governmental and commercial third party payors of health care. In addition, even after we receive reimbursement approval, or coverage, of a product, medical reimbursement rates are unpredictable. Both government and commercial third party payors of health care are seeking to limit the growth of health care costs. If clinics, hospitals, and other health care providers are not reimbursed adequately for our product, they may not purchase our product. We cannot project the extent to which our business may be affected by future legislative and regulatory developments, and private sector initiatives, to reduce health care costs. We cannot assure that future health care legislation or regulation will not have a material adverse effect on the coverage of our products, our business, financial condition and results of operations, or that reimbursement, existing or in the future, will be adequate to ensure that customers continue to purchase our products.

Competition

         Competition in the medical products industry is intense. We believe that established product lines and cancer therapies, FDA approvals, know-how and reputation in the industry are key competitive factors. Currently, only a few companies besides BSD have received FDA approval to manufacture and sell hyperthermia therapy systems within the United States, including U.S. Labthermics and Celsion Corporation. Celsion is principally involved with clinical trials related to thermotherapy, hyperthermia and related fields. Labthermics produces ultrasound based systems which compete with our microwave hyperthermia systems. Several other companies have received IDEs in the United States or other international clearance for certain experimental hyperthermia systems designed to treat both malignant and benign diseases. Additionally, other companies, particularly established companies that currently manufacture and sell other cancer therapy systems, could potentially become competitors (in that they are also engaged in cancer treatment businesses), and they have significantly greater resources than we do.

         BSD participates in the BPH market as an investor in TherMatrx. In the BPH market, competitive companies offering products similar to TherMatrx's products include Urologix and Dornier (which both have received pre-market approvals from the FDA for their treatment systems), VidaMed, a subsidiary of Medtronics (which has 510(k) clearance from the FDA) and other foreign manufacturers. These competitors have significantly greater resources than TherMatrx and may be better positioned to compete in TherMatrx's market. In addition to thermotherapy equipment made by TherMatrx's competitors, there are other competitive treatments for BPH that are currently being developed, clinically investigated and/or actively marketed.

Product Service

         We provide a 12-month warranty following installation on all cancer treatment systems and a 90-day limited warranty on individual components. We install and service the hyperthermia systems we sell to domestic customers. In addition, we or our consultants provide technical and clinical training to our customers. Subsequent to the applicable warranty period, we offer our domestic customers full or limited service contracts.

         Generally, our distributors install and service systems sold to foreign customers and are responsible for managing their own warranty programs for their customers, including labor and travel expenses. We provide warranties for the replacement and/or repair of parts for 12 months for systems sold internationally through distributors and for 90 days for individual components. Spare parts are generally purchased by the distributors and stored at the distributors' maintenance facilities to allow prompt repair. Distributor service personnel are usually trained at customer sites and at our facilities in Salt Lake City, Utah.

Production

         We manufacture and test our systems and products at our facilities in Salt Lake City, Utah. Our manufacturing facility is ISO 9001-1994 certified and follows FDA quality systems regulations. Some equipment components we purchase from suppliers are customized to our specifications. Key factors in our manufacturing process are assembly and testing. We purchase component parts and other materials from a variety of suppliers. We do not depend on a single supplier for any item, and believe we can acquire materials and parts from multiple sources on a timely basis.

Product Liability Exposure

         The manufacturing and marketing of medical devices involves an inherent risk of product liability. Because our products are intended to be used in hospitals on patients who may be physiologically unstable and severely ill, we are exposed to potential product liability claims. We presently carry product liability insurance with coverage limits of $1 million. However, we cannot assure you that our product liability insurance will provide adequate coverage against potential claims that might be made against us. No product liability claims are presently pending against us; however, we cannot assume that product liability claims will not be filed in the future or that such claims will not exceed our coverage limits.

Government Regulation

         The medical devices that we have developed and are developing are subject to extensive and rigorous regulation by numerous governmental authorities, principally by the United States Food and Drug Administration, or FDA, and comparable foreign agencies. Pursuant to the Federal Food, Drug and Cosmetic Act, as amended, the FDA regulates and must approve the clinical testing, manufacture, labeling, distribution, and promotion of medical devices in the United States.

         Most of our hyperthermia treatment systems, including the BSD-500 and the BSD-2000 and related products, have required or require pre-market approval from the FDA instead of the simpler 510(k) approval, and we anticipate that our future systems will similarly require pre-market approval. Pre-market approval requires that we demonstrate that the medical device is safe and effective. To do this, we conduct either laboratory and/or clinical testing. The FDA will grant approval of the product if it determines there is reasonable assurance that the medical device is safe and effective. FDA approval must be obtained before commercial distribution of the product. We intend to continue to make improvements in and to our existing products. Significant product changes must be submitted to the FDA under investigational device exemptions, or IDEs, or pre-market approval supplements. As described in the Section entitled "Our Products and Services" above, we have obtained a PMA for our BSD-500 systems and IDE status for our BSD-2000 system.

         Various foreign countries in which our products are or may be sold, have regulatory requirements that can vary widely from country to country. Sales into the European Union, or EU, require compliance with the Medical Devices Directive, or MDD, and require us to obtain the necessary certifications to have a CE Mark affixed to our products. We have obtained necessary ISO certification of our quality, development, and manufacturing processes, and we have successfully completed the CE Mark testing and Annex II audit. This allows us to certify our own products and to affix the CE Mark label on them. However, we must maintain compliance with all current and future directives and requirements to maintain ISO certification and to continue to affix the CE Mark, and there can be no assurance that we will continue to maintain compliance with regulatory requirements imposed on us.

         After we receive FDA approval to distribute a medical device, we continue to have ongoing responsibilities under the Federal Food, Drug, and Cosmetic Act and FDA regulations. The FDA reviews design and manufacturing practices, labeling, record-keeping, and required reporting of adverse experiences. All medical devices must be manufactured in accordance with regulations specified in the FDA Quality System regulations, or QSR, and in compliance with the ISO and other applicable standards. In complying with these regulations, we must continue to expend time, money and effort in the areas of design control, production, and quality control to ensure full compliance. The FDA's mandatory Medical Device Reporting regulation requires us to provide information to the FDA on death or serious injuries alleged to have been associated with the use of our products, as well as information on product malfunctions that would likely cause or contribute to a death or serious injury if the malfunctions were to recur. In Europe, the MDD vigilance system regulations require that we, through a representative in Europe, provide information to authorities on death or serious injuries alleged to have been associated with the use of our products, as well as information on product malfunctions that would likely cause or contribute to a death or serious injury if the malfunctions were to recur. If FDA were to assert that we are not in compliance with applicable laws or regulations, or that any of our medical devices are ineffective or pose an unreasonable risk to patient health, the FDA could seize our medical devices, ban such medical devices, or order a recall, repair, replacement or refund of such devices, and require us to notify health care professionals and others that the devices present unreasonable risk of substantial harm to the public. The FDA may also impose operating restrictions, restrain certain violations of law, and assess civil or criminal penalties against us. The FDA can also recommend prosecution to the Department of Justice. Certain regulations are subject to administrative interpretation, and we cannot assure that future interpretations made by the FDA or other regulatory bodies, with possible retroactive effect, will not adversely affect us.

         International sales of medical devices are subject to FDA export requirements. We have obtained export approvals for all countries into which we have delivered products. This includes countries in Western Europe and much of Eastern Europe and many Asian countries.

         International sales are subject to the regulatory and safety requirements of the country into which the sale occurs. There can be no assurance that all of the necessary approvals will be granted on a timely basis or at all. Delays in receipt of or failure to receive such approvals would have a material adverse effect on our financial condition and results of operations.

         In addition to FDA regulations, certain U.S. health care laws apply when a claim for reimbursement for one of our medical devices is submitted to Medicare, Medicaid, or other federal health care programs. For instance, federal law prohibits the filing of false or improper claims for federal payments. In addition, federal law prohibits the payment of anything of value for the purpose of inducing referrals of business reimbursable under a federal health care program. Other federal laws prohibit physicians from making referrals for certain services and items payable under certain federal programs if the physician has a financial relationship with the entity providing the service or item.

         All of these laws are subject to evolving interpretations. If the federal government were to conclude that we are not in compliance with any of these health care laws, we could be subject to substantial criminal and civil penalties, and could be excluded from participation as a supplier to beneficiaries in federal health care programs.

         The Federal Communications Commission, or FCC, regulates the frequencies of microwave and radio frequency emissions from medical and other types of equipment to prevent interference with commercial and governmental communications networks. The BSD-500 fixed frequency systems and applicators emit 915 MHz for U.S. and some European installations and 433.92 MHz for some European installations, which is approved by the FCC for medical applications. Accordingly, these systems do not require shielding to prevent interference with communications. Our BSD-2000 deep hyperthermia variable-frequency generators and applicators require electromagnetic shielding.

Patents, Licenses, and Other Rights

         Because of the substantial length of time and expense associated with bringing new products through development and regulatory approval to the marketplace, the medical device industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Our policy is to file patent applications to protect significant technology, inventions and product improvements. We currently own six patents in the United States and two patents outside the United States. Four additional patents were assigned to TherMatrx, for which we obtained a license, and one patent license was obtained by us from University of California San Francisco and another license was obtained by us from the National Institutes of Health. A European patent for the BSD-2000/3D system has been issued. We believe that our patents represent the early pioneering and dominant patents in this field. These patents along with the advanced product development and leadership in the field are key elements for our current and future market position.

         In July 1979, we entered into an exclusive worldwide license for a unique temperature probe called the Bowman Probe. The license will remain in effect as long as the technology does not become publicly known as a result of actions taken by the licensor. We pay royalties based upon our sales of the Bowman Probe. The license agreement was amended and renewed in August 2000 and is currently in effect.

         On October 21, 1999, we acquired from the University of California San Francisco (UCSF) the exclusive patent license (U.S. Patent 4,825,880) for small microwave antennae that can be inserted into cancerous tumors to destroy them from the inside. The innovative microwave antenna design enables the therapeutic heating length to be tailored to match the tumor size. This license requires payment of 2.5% of sales on licensed products sold and payment of patent maintenance fees and other annual payments of $4,000 to maintain the exclusive license. We remain current on these payments.

         BSD also acquired on December 13, 2001 a patent license from the National Institutes of Health (NIH) for the U.S. Patent 5,284,114. This patent is for the combination of magnetic resonance integrated hyperthermia systems, including our BSD-2000/3D/MR system, and is based on a patent obtained by NIH in early research of the concept. The license agreement requires annual payment of $1,000, $4,000 per licensed product sold in the U.S., and $1,000 per licensed product manufactured in the U.S. and sold outside the U.S. There is also to be a single payment of $10,000 upon PMA or 510(k) FDA approval.

         On July 1, 2001, we acquired the rights to all FDA approvals and the rights to manufacture all cancer products formerly owned by Clini-Therm Corp. These products are related to the hyperthermia therapy delivered by our BSD-500 systems, the exclusive patent obtained from UCSF, and our enhancements to such systems involve incorporating some of the Clini-Therm rights we acquired into such systems. This involved only a one-time cash payment with no continuing costs.

         From time to time, we have had and may continue to have discussions with other companies, universities and private individuals concerning the possible granting of licenses covering technology and/or patents. There can be no assurance that such discussions will result in any agreements. In the past, we have granted non-exclusive practice licenses for a few selected patents to three companies. One of these companies is no longer in business.

         We cannot assure that the patents presently issued to us will be of significant value to us in the future or will be held valid upon judicial review. Successful litigation against these patents by a competitor would have a material adverse effect upon our business, financial condition and results of operations. We believe that we possess significant proprietary know-how in our hardware and software capabilities. However, we cannot assure that others will not develop, acquire or patent technologies similar to ours or that such secrecy will not be breached.

Research and Development

         During the fiscal years ended August 31, 2003, and August 31, 2002, we expended $676,867 and $603,137 respectively for research and development, representing 26.30% and 22.56% of total revenues. Research and development expenditures increased in fiscal 2003 due to costs associated with the development of the BSD-2000/3D/MR system, the continued enhancements of our BSD-500 systems and the development of new products not yet announced. Technological changes play an important part in the advancement of our industry. We intend to continue to devote substantial sums to research and development. Research and development efforts inherently involve risks and uncertainties that could aversely affect our projections, outlook and operating results.

Employees

         As of January 23, 2004, BSD had 26 employees; 22 of whom were full time employees. None of our employees is covered by a collective bargaining agreement. We consider our relations with our employees to be satisfactory. We depend upon a limited number of key management, manufacturing, and technical personnel. Our future success will depend in part on our ability to retain these highly qualified employees.

Properties

         Our office, production and research facilities are located in Salt Lake City, Utah. The complete headquarters and production facility occupies approximately 20,000 square feet. We have leased the building for an annual rental expense of approximately $78,000. In November 2002, we renewed our lease for five years, which includes payments of approximately $82,000 per year for five years adjusted annually for increases in the cost of living based on the Consumer Price Index for Urban Consumers. We have an option to purchase the building for $1,000,000 upon 60 days notice for six years beginning December 1, 2002. Thereafter, the purchase price increases by $50,000 each year, and the option expires at the end of the tenth year. The building lease is accounted for as an operating lease for financial statement purposes. The building is currently in good condition, is adequate for our needs, is suitable for all company functions and provides room for future expansion. We believe that we carry adequate insurance on the property.

Legal Proceedings

         There are no legal proceedings pending against or being taken by us.

                                   MANAGEMENT

         The following table sets forth certain information concerning our directors, executive officers and key employees. The directors have served in their respective capacities since their election and/or appointment and will serve until the next annual stockholders' meeting or until their successors are duly elected and qualified. The executive officers serve at the pleasure of the Board of Directors. There are no family relationships among any of our directors or officers.

                                                                                            Initial Date as
                                                                                               Officer or
                 Name               Age                       Position                          Director
-------------------------------------------------------------------------------------------------------------
Paul F. Turner, MSEE*               56       Chairman of the Board, Senior Vice President,          1986
                                             and Chief Technology Officer

Hyrum A. Mead, MBA*                 56       President and Director                                 1999

Gerhard W. Sennewald, Ph.D.         67       Director                                               1994

J. Gordon Short, M.D.               72       Director                                               1994

Michael Nobel, Ph.D.                63       Director                                               1997

Dixie Toolson Sells                 53       Vice President of Regulatory Affairs                   1987

Ray Lauritzen                       53       Vice President of Field Service                        1988

---------------
*Executive officers of BSD.

         Paul F. Turner, MSEE, has served as a director of BSD since 1994 and currently serves as Chairman of the Board of Directors. Mr. Turner also has served as the Senior Vice President and Chief Technology Officer of BSD since August 1999. From October 1995 to August 1999, Mr. Turner also served as the Acting President of BSD. From 1986 to October 1995, Mr. Turner served in various capacities with BSD, including Staff Scientist, Senior Scientist, Vice President of Research, and Senior Vice President of Research. Mr. Turner has led the design of microwave treatment systems for tumors, including the development of external phased array antenna technology to focus radiated microwave energy deep into the central area of the body to treat deep tumors. He has also integrated this technology with magnetic resonance imaging to non-invasively monitor treatments within the patient's body.

         Hyrum A. Mead, MBA, has served as President and a director of BSD since August 1999. Previously, he served five years as Vice President of Business Development at ZERO Enclosures, a leading manufacturer in the telecommunications, computer and aerospace enclosures industry and seven years as President of Electro Controls, a manufacturer of computer controlled power systems. Mr. Mead began his career in marketing with IBM where he was involved with the introduction of many new products.

         Gerhard W. Sennewald, Ph.D., has served as a director of BSD since 1994. Dr. Sennewald has served as the President and Chief Executive Officer of Medizin-Technik GmbH, of Munich, Germany, a firm which is engaged in the business of distributing hyperthermia equipment and diagnostic imaging equipment and services, from April 1985 to the present. In connection with his service to Medizin-Technik GmbH, Dr. Sennewald has been BSD's key European representative and distributor for 17 years and has been instrumental in obtaining the majority of BSD's foreign sales. He also serves on the Board of Directors of TherMatrx, Inc.

         J. Gordon Short, M.D., has served as a director of BSD since 1994. From 1978 to 2000, Dr. Short served as President of Brevis Corporation, a privately-held medical products company that specializes in consumable specialty supplies and in hand hygiene products, and from 1978 to the present, Dr. Short has served as the Vice President and Chairman of the Board of Brevis Corporation. From 1978 to 1982, Dr. Short served BSD as a Medical Director. In that capacity, he participated in the initial development and establishment of certain of BSD's products. He also previously served on BSD's Medical Advisory Board.

         Michael Nobel, Ph.D., has served as a director of BSD since January 1998. From 1991 to the present, Dr. Nobel has served as the Executive Chairman of the MRAB Group, a privately-held company which provides diagnostic imaging services. From 1995 to the present, Dr. Nobel has served as the Chairman of the Board of the Nobel Family Society. From 1995 to the present, he also has served as Chairman of the American Non-Violence Project Inc., and has served as a consultant to Unesco in Paris and the United Nations Social Affairs Division in Geneva. Dr. Nobel participated in the introduction of magnetic resonance imaging as European Vice President for Fonar Corp.

         Dixie Toolson Sells has served as Vice President of Regulatory Affairs of BSD since December 1994. Ms. Sells served as Administrative Director of BSD from 1978 to 1984; as Director of Regulatory Affairs from 1984 to September 1987; and as Vice President of Regulatory Affairs from September 1987 to October 1993. She served as Director of Regulatory Affairs from October 1993 to December 1994. Ms. Sells has served as Vice President of Regulatory Affairs since 1994. She served as Corporate Secretary from 1994 to 2002. Ms. Sells also serves on the Board of Directors of the Intermountain Biomedical Association.

         Ray Lauritzen served as Field Service Manager of BSD from 1982 to January 1988 and has served as Vice President of Field Service Operations from January 1988 to the present.

Audit Committee

         We have established an audit committee, which consists of Mr. Sennewald, Mr. Short and Mr. Nobel. The audit committee is responsible for reviewing and monitoring our financial statements and internal accounting procedures, recommending the selection of independent auditors by our board, evaluating the scope of the annual audit, reviewing audit results, consulting with management and our independent auditor prior to presentation of financial statements to stockholders and, as appropriate, initiating inquiries into aspects of our internal accounting controls and financial affairs. We currently do not have an audit committee financial expert because of our relatively small size and our limited resources to attract such an expert.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding all compensation earned by Paul Turner, our Senior Vice President and Chief Technology Officer, and Hyrum Mead, our President, for services rendered to us during fiscal 2003, 2002 and 2001. No other executive officer received total salary and bonus compensation in excess of $100,000 for the fiscal year ended August 31, 2003.

Summary Compensation Table

                                                                  Annual Compensation              Long-Term
                                                                                              Compensation Awards
                                                              ===========     ============   ======================
      Name and Principal Position                Year         Salary ($)       Bonus ($)          Securities
                                                                                                  Underlying
                                                                                              Options / SARs (#)
=========================================     ============    ===========     ============   ======================
Paul Turner,                                     2003          $145,000          $400
Chairman of the Board, Senior Vice               2002          $145,000          $400             45,000(1)
President, Chief Technology Officer              2001          $145,000          $400


Hyrum A. Mead,                                   2003          $125,000          $400
President, Director                              2002          $125,000       $30,000             45,000(1)
                                                 2001          $125,000          $400

=========================================

         (1) Represents options to purchase shares of TherMatrx common stock we owned on the date of grant. These options were granted by us in July 2002 and were exercised in the fourth quarter of fiscal 2002 at an exercise price per share of $0.001. We recognized a compensation expense related to these TherMatrx options computed using a value of $4.00 per share. The $4.00 per share value is based solely on the price per share for common stock sold by TherMatrx to existing TherMatrx stockholders in December 2001.

         The following table summarizes the exercise of stock options during fiscal 2003 by Messrs. Turner and Mead, and the fiscal year-end value of unexercised stock options held by each of them. None of these executive officers exercised stock options during fiscal 2003.


                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

      Name and         Number of Securities Underlying           Value of Unexercised
      Position        Unexercised Options at FY-end (#)     In-the-Money Options at FY-end
                                                                        ($) (1)
                      ==================================    ================================
                       Exercisable       Unexercisable      Exercisable      Unexercisable
===================== ===============    ===============    =============    ===============
Hyrum A. Mead,           200,000           120,000              $33,600         $16,800
President

Paul F. Turner,
Sr. VP and Chief
Technology Officer       180,953              0                $124,858            0



         (1) Value based on the difference between the fair market value of one share of our common stock at August 31, 2003 $0.79, and the exercise price of the options ranging from $0.10 to $0.81 per share. Options are in-the-money if the market price of the shares exceeds the option exercise price.

Compensation of Directors

         We provide annual compensation in the amount of $12,000 to each non-employee director. Of this amount, $4,000 is to be paid in cash and the balance is to be paid in the form of restricted shares of our common stock under our 1998 Director Stock Option Plan. In addition to the annual compensation to directors, each non-employee director will receive an annual option to purchase 25,000 restricted shares of our common stock at a purchase price of 85% of the fair market value at the date the option is granted. The options vest ratably over 5 years and expire in 10 years.

         Paul F. Turner and Hyrum A. Mead are the only members of the Board of Directors who are employed by us. Messrs. Turner and Mead do not receive any separate compensation for services performed as directors.

Employment Contracts

         We entered into an employment agreement with Mr. Mead dated August 10, 1999. This agreement provides that Mr. Mead shall receive an annual base salary of $125,000, which shall be reviewed annually by the Board of Directors. The agreement provides that if Mr. Mead is involuntarily terminated, Mr. Mead will receive severance compensation for a period of six months, including an extension of all benefits and perquisites. The severance amount shall include six month's of salary at the highest rate paid to Mr. Mead prior to termination and an additional amount equal to all bonuses received by Mr. Mead during the 12-month period preceding termination (excluding any signing bonus received during such period). The agreement also requires us to vest any options granted to Mr. Mead for the purchase of our common stock, allowing a 90-day period for Mr. Mead to exercise those options. Mr. Mead's agreement includes a non-competition covenant prohibiting him from competing with us for one year following his termination.

         We entered into an employment agreement with Mr. Turner dated November 2, 1988. The agreement provides that Mr. Turner's salary will be based upon a reasonable mutual agreement. The agreement provides that if Mr. Turner's employment is involuntarily terminated, he will receive severance pay for a one-year period, which pay includes an extension of all of his rights, privileges and benefits as an employee (including medical insurance). The one year severance pay shall be equal to Mr. Turner's regular salary for the

12-month period immediately prior to the termination. The agreement also requires us to pay Mr. Turner for any accrued unused vacation at the time of termination. We are also obligated to pay Mr. Turner $1,000 (or the equivalent value in stock options) for each newly issued patent obtained by us as a result of Mr. Turner's efforts (Mr. Turner receives only $500 if multiple inventors are involved). Mr. Turner's agreement includes a non-competition covenant prohibiting him from competing with us for one year following his termination. We may continue the non-competition period for up to four additional years by notifying Mr. Turner in writing and by continuing the severance payments for the additional years during which the non-competition period is extended.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares of our common stock beneficially owned by the selling stockholders as of January 23, 2004, based on the selling stockholders' representations regarding their ownership. The percentages shown in the table are based on 19,915,232 shares of common stock outstanding on that date. We cannot estimate the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may sell all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The term "selling stockholder" or "selling stockholders" includes the stockholders listed below and their transferees, assignees, pledgees, donees or other successors. Each selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares. Each selling stockholder also may offer and sell less than the number of shares indicated. No selling stockholder is making any representation that any shares covered by this prospectus will or will not be offered for sale. Except as indicated in this section, we are not aware of any material relationship between us and a selling stockholder within the past three years other than as a result of a selling stockholder's beneficial ownership of our common stock.

         Unless otherwise indicated in the table below, the shares being offered in this prospectus were issued to seven accredited investors pursuant to that certain Securities Purchase Agreement dated as of November 28, 2003, and as amended on December 10, 2003, (the "Purchase Agreement") between us and these investors. In accordance with the terms and conditions of the Purchase Agreement, we issued an aggregate of 2,059,600 shares of common stock. We also issued a three-year, immediately exercisable warrant to purchase up to 102,980 shares of common stock at an exercise price of $1.80 per share (the "Warrant") to a broker-dealer in connection with the Purchase Agreement. The shares to be issued upon exercise of the Warrant are also being offered in this prospectus.

                                                                                                      Percentage of
                                                                                  Number of Shares      Shares of
                                         Number of Shares     Shares of common     of Common Stock    Common Stock
                                          of Common Stock        Stock Being        Beneficially      Beneficially
                                        Beneficially Owned     Offered in the      Owned After the     Owned After
Selling Stockholder                     Before the Offering       Offering            Offering        the Offering
-------------------------------------------------------------------------------------------------------------------
JMG Capital Partners, L.P (1)                     455,000             455,000               --                *

JMG Triton Offshore Fund, Ltd (2)                 455,000             455,000               --                *

J. Steven Emerson IRA R/O II (3)                1,127,787             910,000          217,787             1.09%

Emerson Partners, Ltd. (4)                        135,000             135,000               --                *

High Tide, LLC (5)                                 45,500              45,500               --                *

Kenneth R. Malkes                                  13,600              13,600               --                *

The Runnels Family Trust (6)                      105,500             105,500               --                *

T.R. Winston & Company, LLC (7)                    42,980              42,980               --                *
--------------------------

* Represents beneficial ownership of less than 1.0% of the outstanding shares of common stock.

(1) JMG Capital Partners, L.P. ("JMG Partners") is a California limited partnership. Its general partner is JMG Capital Management, LLC (the "Manager"), a Delaware limited liability company and an investment adviser registered with the Securities and Exchange Commission. The Manager has voting and dispositive power over JMG Partners' investments, including these shares. The equity interests of the Manager are owned by JMG Capital Management, Inc., ("JMG Capital") a Delaware corporation, and Asset Alliance Holding Corp., a Delaware corporation. Jonathan M. Glaser is the Executive Officer and Director of JMG Capital and has sole investment discretion over JMG Partners' portfolio holdings.
(2) JMG Triton Offshore Fund, Ltd. (the "Fund") is an international business company under the laws of the British Virgin Islands. The Funds' investment manager is Pacific Assets Management LLC, a Delaware limited liability company (the "Manager"). The Manager is an investment adviser registered with the Securities and Exchange Commission and has voting and dispositive power over the Fund's investments, including these shares. The equity interests of the Manager are owned by Pacific Capital Management, Inc., a Delaware company ("Pacific") and Asset Alliance Holding Corp., a Delaware company. The equity interests of Pacific are owned by Messrs. Roger Richter, Jonathan M. Glaser and Daniel A. David and Messrs. Glaser and Richter have sole investment discretion over the Fund's portfolio holdings.
(3) J. Stevens Emerson, the sole beneficiary of J. Steven Emerson IRA R/O II, has voting and investment control over these shares.
(4) J. Stevens Emerson, a manager of Emerson Partners, Ltd, has voting and investment control over these shares.
(5) G. Tyler Runnels, manager of High Tide, LLC, has voting and investment control over these shares.
(6) The shares being offered in this prospectus include 60,000 shares issuable upon exercise of warrants. These warrants were issued to The Runnels Family Trust in connection with placement services relating to the Purchase Agreement, and we agreed to register for resale the shares issuable upon exercise of the warrants. G. Tyler Runnels, trustee, of the Runnels Family Trust, have voting and investment control over these shares.
(7) The shares being offered in this prospectus include 42,980 shares issuable upon exercise of warrants. These warrants were issued to T.R. Winston & Company, LLC ("TR Winston") in connection with placement services relating to the Purchase Agreement, and we agreed to register for resale the shares issuable upon exercise of the warrants. G. Tyler Runnels, Chairman, and John W. Galuchie, Jr., President of T.R. Winston, have voting and investment control over these shares. TR Winston is a registered broker-dealer and has represented to us that the warrants held by it were issued in the ordinary course of business, and that at the time of issuance it did not have any agreements or understandings, directly or indirectly, with any person to distribute the warrants or the underlying shares.

         We have agreed to prepare and file any amendments and supplements to the registration statement relating to these shares as may be necessary to keep the registration statement effective until such time as all of the shares covered by this prospectus have been sold or until all of such shares may be sold without registration or restriction pursuant to Rule 144(k) under the Securities Act.

         This prospectus also covers any additional shares of our common stock which become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION

         We have registered the 2,162,580 shares of our common stock offered in this prospectus on behalf of the selling stockholders. We will pay all expenses of this registration, other than fees and expenses, if any, of counsel or other advisors to the selling stockholders. The selling stockholders are responsible for paying any commissions, discounts, or other brokerage fees incurred in connection with their sale of any of the shares.

         The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected at various times in one or more of the following transactions, or in other kinds of transactions:

         o    in the over-the-counter market;

         o in private transactions and transactions otherwise than on exchanges or systems or in the over-the-counter market;

         o    in connection with short sales of the shares;

         o    by pledge to secure debt and other obligations;

         o through the writing of options, whether the options are listed on an options exchange or otherwise;

         o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

         o    through a combination of any of the above transactions.

         The selling stockholder and its successors, including its transferees, pledgees or donees or their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

         We have agreed to indemnify the selling stockholders, and each director, officer or controlling person of each selling stockholder within the meaning of Section 15 of the Securities Act of 1933 against all losses, claims, damages, liabilities and expenses, (or action in respect thereof) including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on (i) any untrue statement or alleged untrue statement of a material fact contained in, or information incorporated by reference into, any registration statement or prospectus (or any amendment or supplement thereto) or any preliminary prospectus prepared in connection with the registration contemplated by the Purchase Agreement, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) any failure by us to fulfill and perform any agreement, covenant or undertaking pursuant to the Purchase Agreement, or (iv) any failure or breach of our representations and warranties as set forth in the Purchase Agreement.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance on Rule 144 under the Securities Act of 1933, if they meet the criteria and conform to the requirements of that rule.

         The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of shares may be "underwriters" within the meaning of the Securities Act of 1933. Any commissions received by broker-dealers or agents on the sales and any profit on the resale of shares purchased by broker-dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

         Under the rules of the SEC, any person engaged in the distribution of our common stock may not simultaneously buy, bid for or attempt to induce any other person to buy or bid for our common stock in the open market for a period of two business days prior to the beginning of the distribution. The rules and regulations under the Securities Exchange Act of 1934 may also limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We have notified the selling stockholders they should not begin any distribution of common stock unless they have stopped purchasing and bidding for common stock in the open market as provided in applicable securities regulations, including Regulation M promulgated under the Securities Exchange Act of 1934.

         We have informed the selling stockholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares. We have advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the common stock.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         The following discussion should be read in conjunction with our financial statements included elsewhere in this prospectus and the "Risks Factors" set forth above. This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to our business. These forward-looking statements include statements regarding our anticipated financial performance, business prospects, receipt of FDA approvals, technological developments, new products, research and development efforts, and similar matters including our expectation that related party revenue will continue to be a significant portion of our total revenue and that sales of BSD-500 and BSD-2000 systems will be a greater percentage of total revenue in fiscal 2004 and our belief that our current working capital and cash from operations will be sufficient to fund our anticipated operations for fiscal 2004. In addition terms such as "expect," "may," "should," "will," "anticipate," "believe," "intend," "estimate," "plan," "continue," "should," "potential," "will," "project," "likely" or similar expressions or the negative of such expressions identify forward-looking statements. These forward-looking statements involve risks, uncertainties and other factors that could cause our actual results and achievements to be materially different than those expressed or implied by our forward-looking statements. These risks, uncertainties and other factors include those identified in the section entitled "Risk Factors" above.

General

         We develop, manufacture and market microwave systems used in the treatment of cancer. Our microwave systems are used in cancer treating therapies that elevate the temperature of tumors or other targeted tissue to conditions classified as either hyperthermia or thermal therapy (also called thermotherapy), through precisely delivered microwave energy. We also own approximately 30% of TherMatrx, Inc., a company engaged in the development and marketing of a medical device designed to be used in the treatment of benign prostatic hyperplasia. We supply thermotherapy systems, component parts and contract manufacturing services to TherMatrx.

         Since our inception, we have been engaged in the development and improvement of technology that can better accomplish cancer cure through hyperthermia therapy. From our predecessor hyperthermia systems, our current BSD-500 and BSD-2000 hyperthermia systems have emerged. We have also developed enhancements to our BSD-2000 system including the BSD-2000/3D that is designed to allow three dimensional steering of deep focused energy and heat to targeted tumors and tissue and the BSD-2000/3D/MR that includes an interface for magnetic resonance imaging. Our hyperthermia systems are sold with supporting software and may also be sold with support services. Since inception, we have generated substantial operating losses and at August 31, 2003, had an accumulated deficit of $20,486,107. We recorded net loss for fiscal 2003 of $570,285.

         We derived $1,907,585, or 74.14% of our revenue in fiscal 2003 from sales to related parties. Approximately $1,391,443 of such related party revenue was from manufacturing, assembling and testing thermotherapy systems for TherMatrx and selling probes, applicators and temperature sensors and other components and contract services to TherMatrx. We also realized $63,500 of royalty revenue from TherMatrx, which is included in other revenue. The remaining related party revenue of approximately $516,142 was for one BSD-2000 system and component parts sold to Medizin-Technik GmbH. Dr. Gerhard Sennewald, one of our directors, is a stockholder, executive officer and a director of Medizin-Technik GmbH.

         In fiscal 2003, we derived $326,597, or 12.69% of our revenue from sales to unrelated parties. These revenues consisted of two BSD 500 systems for $203,386, billable labor of $20,863, service contracts of $65,731, and sales of consumable devices used with our hyperthermia systems of $36,617. We also recognize revenue of $275,000 of royalties in arrears that were collected from a legal settlement. Our ability to increase revenue depends primarily on our ability to continue to provide hyperthermia or thermotherapy systems and components to TherMatrx and Medizin-Technik and increase sales of our hyperthermia systems domestically and internationally. We expect related party revenues to continue to be a significant portion of total revenue as we continue to sell hyperthermia systems in Europe through our distributor, Medizin-Technik. We anticipate revenue from TherMatrx to be less in our second quarter of 2004, and possibly the third quarter, than it was in the second and third quarter of 2003 because of TherMatrx's existing excess inventory. Consequently, we currently expect revenue from TherMatrx to be less in fiscal 2004 than it was in fiscal 2003. In fiscal 2004, we currently anticipate sales of our BSD-500 and BSD-2000 systems to be a greater percentage of total revenue. We recorded a net loss of $550,165 on revenue of $589,855 in the fourth quarter of fiscal 2003, primarily due to a write-off of a significant receivable of approximately $300,000.

         Cost of sales for the year ended August 31, 2003, included raw material and labor costs. For the year ended August 31, 2003, we increased our reserve for potential inventory impairment by $90,000, resulting in a total inventory reserve of $140,000 at year-end. Because of the level of usage of certain inventory items, we estimated that such items on hand potentially exceeded the estimated near-term usage. Consequently, we determined to increase our inventory reserve. Research and development expenses include expenditures for new product development and development of enhancements to existing products.

Critical Accounting Policies and Estimates

         The following is a discussion of our critical accounting policies and estimates that management believes are material to an understanding of our results of operations and which involve the exercise of judgment or estimates by management.

         Revenue Recognition. Revenue is recognized when a valid purchase order has been received, services have been performed or product has been delivered, the selling price is fixed or determinable, and collectibility is reasonably assured. Sales include revenue from systems with software products, software license rights and service contracts. Software Revenue Recognition, generally requires revenue earned on software arrangements involving multiple elements such as software products, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The revenue allocated to software products is generally recognized upon delivery of the products. The revenue allocated to post-contract customer support is generally recognized over the support period. Revenue for products sold is recorded when products are delivered. Revenue from long-term service contracts is recognized on a straight-line basis over the term of the contract, which approximates recognizing it as it is earned. Deferred revenue and customer deposits payable includes amounts from service contracts as well as revenue from sales of products, which have not been shipped. We estimate collectibility of receivables based on numerous factors, including the credit worthiness of the customer, prior payment history, and review of public information.

         Inventory Reserves. As of August 31, 2003, we had recorded a reserve for potential inventory impairment of $140,000. Due to the level of usage of certain inventory items, we estimated that such items on hand potentially exceeded the estimated near-term usage. As a result, we determined to increase the inventory reserve by $90,000 in the fourth quarter. This estimate is determined based on our forecasted sales and related inventory usage to fill such sales orders as well as evaluation of technological enhancements that may render inventory items obsolete in the near-term. We periodically review our inventory levels and usage, paying particular attention to slower-moving items. If projected sales for fiscal 2004 do not materialize or if our hyperthermia systems do not receive increased market acceptance, we may be required to increase the reserve for inventory in future periods.

         Product Warranty. We provide product warranties on our BSD-500 and BSD-2000 systems. These warranties vary from contract to contract, but generally consist of parts and labor warranties for one year from the date of sale. To date, expenses resulting from such warranties have not been material. We record a warranty expense at the time of each sale. This reserve is estimated based on prior history of service expense associated with similar units sold in the past.

         Allowance for Doubtful Accounts. We provide our customers with payment terms that vary from contract to contract. We perform ongoing credit evaluations of our customers and maintain allowances for possible losses which, when realized, have been within the range of management's expectations with exception of the bad debt expense of approximately $300,000 recorded fiscal 2003 as discussed below. Our allowance for doubtful accounts at August 31, 2003 was approximately $67,000, or approximately 14.23% of the total outstanding receivables. Bad debt expense for the fiscal year ended August 31, 2003 was approximately $300,000. This resulted from a sale of BSD-2000 that was recorded in FYE 2002 to customer that was determined to be uncollectible in the fourth quarter of 2003. Allowance estimates are recorded on a customer-by-customer basis and are determined based on the age of the receivable, compliance with payment terms, and prior history with existing clients. To date, actual results have not differed materially from management's estimates, with the exception of the above-mentioned bad debt. The non-payment of a receivable related to the sale of a BSD-500 or BSD-2000 could have a material adverse impact on our results of operations.

Results of Operations

Three months Ended November 30, 2003 Compared to Three Months Ended November 30, 2002

         Sales decreased from $800,285 in the three months ended November 30, 2002, to $681,134 in the three months ended November 30, 2003, a decrease of $119,151 or 14.89%, primarily due to a decrease in sales to the Company's unconsolidated subsidiary. The decrease was due to a significant drop in sales to TherMatrx, due to TherMatrx's existing excess inventory. We derived $20,592, or 3.02% of total revenue in the period ended November 30, 2003 from manufacturing, assembling and testing thermotherapy systems for TherMatrx and selling probes, applicators and temperature sensors and other components and contract services to TherMatrx. The remaining related party revenue of $466,633, or 68.5% was for one BSD-2000 system and component parts sold to Medizin-Technik

GmbH. Dr. Gerhard Sennewald, one of our directors, is a stockholder, executive officer and a director of Medizin-Technik GmbH. The remaining revenue was $143,300 for the sale of a BSD-500, $26,722 for service contracts, $6,050 for billable labor and $17,837 for miscellaneous items.

         Gross profit for the period ending November 30, 2003 was $351,004 or 51.53% as compared to $451,127 or 56.37% of total product sales for the period ending November 30, 2002. This decrease was primarily due to a change in product mix.

         Selling, general and administrative expenses decreased to $212,575 in the three months ended November 30, 2003, from $248,991 in the three months ended November 30, 2002 a decrease of $36,416 or 14.63%. This decrease was primarily due to lower legal and consulting costs. Total costs and expenses decreased by $48,545, a decrease of 6.44%, primarily due to decreased cost of goods sold as a result of decreased sales and the aforementioned decrease in selling, general and administrative expense offset by increases in research and development.

         Research and development expenses were $162,558 for the three months ended November 30, 2003, as compared to $155,659 in the three months ended November 30, 2002. Research and development expenses in the period ending November 30, 2003 related primarily to development work on our BSD-2000/3D/MR hyperthermia system and enhancements to our BSD-500 systems.

         The net loss for the three months ending November 30, 2003, was $24,136 as compared with net income of $47,606 for the three months ending November 30, 2002 was primarily due to lower sales volume.

Fiscal Year Ended August 31, 2003 Compared to Fiscal Year Ended August 31, 2002

         Revenue. Revenue for fiscal 2003 was $2,572,682 compared to $2,672,472 for fiscal 2002, a decrease of $99,790, or approximately 3.73%. This decrease was mainly due to a decrease in sales to TherMatrx. Product sales decreased to $2,234,182 in 2003 from $2,672,472 in 2002 a decrease of $438,290 or 16.4%.

         Related Party Revenue. We derived $1,907,585, or 74.14% of our revenue in fiscal 2003 from sales to related parties as compared to $1,854,714, or 69.4% in fiscal 2002. Approximately $1,391,443 of such related party revenue in fiscal 2003 was from the sales of thermotherapy systems, component products and contract services to TherMatrx. There was also a payment for royalty revenue of $63,500 paid to us by Thermatrx that is included in other revenue. During fiscal 2002, sales to TherMatrx were approximately $1,781,000. The remaining related party revenue of approximately $516,142 in fiscal 2003 was for one BSD-2000 system and various component parts sold to Medizin-Technik. Dr. Gerhard Sennewald, one of our directors and stockholders, is a stockholder, executive officer and a director of Medizin-Technik. During fiscal 2002, we had sales of approximately $74,000 to Medizin-Technik. The significant increase in sales to Medizin-Technik in fiscal 2003 was due to the normal rise and fall cycle associated with the sale of large-ticket item capital equipment.

         Non-related Party Revenue. In fiscal 2003, we derived approximately $601,597, or 23.38% of our total revenue as compared to approximately $817,758, or 30.59% in fiscal 2002 through non-related party sales. Our non-related party revenue consisted of sales of two BSD-500 systems in fiscal 2003 for approximately $203,386, consumable devices of $36,617, billable labor of $20,863, service contracts of $65,731 and royalty revenue of $275,000.

         Cost of Sales. Cost of sales for fiscal 2003 was $1,227,377 compared to $1,114,846 for fiscal 2002, an increase of $112,531, or approximately 10.09%. This increase resulted primarily from charges to cost of sales for obsolete inventory of $90,000 Cost of sales for fiscal 2003 to unrelated parties decreased to $94,619 from $302,431 primarily because of the decrease in sales to unrelated customers. Cost of sales to related parties in fiscal 2003 increased to $1,132,758 from $812,415 in fiscal 2002 primarily because of the change in product mix and an increase in related party sales. During fiscal 2003, approximately 74% of the related party cost of sales were to TherMatrx and 26% were to Medizin-Technik. The products sold to TherMatrx generally require less cost per unit to manufacture than the BSD-2000 and BSD-500 systems.

         Gross Profit. Gross profit for fiscal 2003 was $1,070,305 or 47.9% of total product sales and related service, excluding royalty revenue in arrears, compared to $1,557,626, or 58.28% of total product sales in fiscal 2002. The decrease in gross profit as a percentage of total product sales was primarily because of decreases in sales of higher margin hyperthermia system products in fiscal 2003.

         Research and Development Expenses. Research and development expenses for fiscal 2003 were $676,867 compared to $603,137 for fiscal 2002, an increase of $73,730, or 12.22%. Research and development expenses in fiscal 2003 related primarily to development of commercial version of BSD-2000/3D/MR hyperthermia system and to our BSD-500 systems.

         Inventory Impairment Expense. We recorded an inventory impairment charge in fiscal 2003 of $90,000 increasing our total inventory reserve at August 31, 2003 to $140,000.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses for fiscal 2003 were $1,241,561 compared to $1,667,042 in fiscal 2002, a decrease of $425,481, or approximately 25.52%. This decrease was primarily due to less compensation expense of $717,000 related to the issuance of options to purchase TherMatrx stock in fiscal 2002. This was offset by higher bad debt expense of $300,394 and increased legal fees and lower administrative and regulatory costs and special promotion costs.

         Other Income. Other income for fiscal 2003 was $2,838 compared to $722,198 in fiscal 2002, a decrease of $719,360. This decrease resulted almost entirely from a gain recognized in 2002 on transfer of equity interest in affiliate to related parties as noted above.

         Net Loss. In fiscal 2003 we had a net loss of $570,285 as compared to net income in fiscal of $9,645. The net loss was primarily caused by an increase in bad debt expense of $300,394, an increase in inventory reserve of $90,000 and lower overall sales for fiscal 2003.

         Fluctuation in Operating Results. Our results of operations have fluctuated in the past and may fluctuate in the future from year to year as well as from quarter to quarter. Revenue may fluctuate as a result of factors relating to the operating success of TherMatrx and its continued demand for thermotherapy systems and component parts supplied by us, market acceptance of our BSD hyperthermia systems, changes in the medical capital equipment market, changes in order mix and product order configurations, competition, regulatory developments and other matters. Operating expenses may fluctuate as a result of the timing of sales and marketing activities, research and development and clinical trial expenses, and general and administrative expenses associated with our potential growth. For these and other reasons, including those set forth in "Risks of our Business" in Part I, our results of operations for a particular period may not be indicative of operating results for any other period.

Liquidity and Capital Resources

         Since inception, we have generated an accumulated deficit of $20,510,243 at November 30, 2003. We have historically financed our operations through cash from operations, licensing of technological assets and issuance of common stock.

         We used $227,298 in cash from operating activities in fiscal 2003 compared to cash generated of $19,800 in fiscal 2002. This was a result of a significant uncollectible receivable of $300,000 that contributed to a net loss of $570,285 for fiscal 2003 compared to net income of $9,645 in 2002, and a reduction of accounts receivable of $9,614 as compared to $55,173 in fiscal 2002 offset by an increase in accounts payable of $217,447 compared to a reduction in accounts payable of $51,121 in fiscal 2002. Accrued expenses decreased by $133,066 primarily as a result of a decrease in customer deposits as orders were shipped. Our investing activities resulted in net cash used of $60,599 relating to the purchase of certain property and equipment. Cash provided by financing activities totaled $2,000 reflecting proceeds from the issuance of common stock in connection with the exercise of outstanding stock options.

         We used $86,827 in cash from operating activities during the period ended November 30, 2003 compared to cash generated of $99,428 in the period ending November 30, 2002. Cash flow from operating activities decreased in the November 30, 2003 period primarily because of lower sales volume compared to the prior year period.

         On November 28, 2003, we completed the sale of an aggregate of 1,820,000 shares of our common stock to investors for cash consideration of $1.10 per share, or a total of $2,002,000. The net proceeds from the transaction, after paying a commission to our placement agent, T.R. Winston & Company, LLC, and legal other expenses related to the transaction, were approximately $1,836,000.

         At November 30, 2003, our working capital was $2,281,196 and our cash and cash equivalents totaled $2,051,376. We have no bank debt and no credit facility. Our contractual obligations and commercial commitments requiring capital resources include building rent of $82,000 per year for five years adjusted annually for increases in the cost of living based on the Consumer Price Index for Urban Consumers.

         On December 10, 2003 there was an additional 239,600 shares issued to investors at $1.10 per share or a total of $263,560.

         Our ability to fund our cash needs and grow our business depends on our ability to generate cash flow from operations and capital from financing activities. Our operating cash flow has fluctuated significantly in the past and may continue to do so in the future. We believe that our current working capital and anticipated cash flow from future operations will be sufficient to fund our anticipated operations for fiscal 2004. We have based this belief, however, on assumptions that may prove to be wrong. We expect our revenue from sales of products to TherMatrx to decline in the second quarter, and possibly the third quarter, of 2003 compared to the second and third quarters of 2002. We also expect to incur additional expenses related to the commercial introduction of our BSD-500 systems, which will precede any revenue from the sale of such systems. We believe any cash shortfall during fiscal 2004 that results from this decrease in revenues and increase in expenses can be covered through the cash raised in our November and December 2003 private placements. However, if our revenues from TherMatrx decrease more or more rapidly than we currently expect or revenues from the sale of our systems is lower than we currently expect, we will have to cut expenses or use more of our available cash than we anticipated. If we cannot cover any such cash shortfall with cost cutting or available cash, we would need to obtain additional financing. We cannot be certain that any financing will be available when needed or will be available on terms acceptable to us. Insufficient funds may require us to delay, scale back or eliminate some or all of our programs designed to facilitate the commercial introduction of our systems.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         TherMatrx, Inc. We manufacture, assemble and test for TherMatrx, Inc. its TMx-2000 thermotherapy system and supply TherMatrx with equipment components used for its TMx-2000 system. We also have provided regulatory compliance and other consulting services to TherMatrx. TherMatrx has become our largest customer, and for the year ended August 31, 2003, TherMatrx accounted for $1,391,443, or approximately 54.08%, of our revenue. We currently own approximately 30% of TherMatrx, and Dr. Gerhard W. Sennewald, a director and significant stockholder of BSD, is also a director of TherMatrx. In July 2002, we granted options to all of our directors and employees to acquire shares of TherMatrx common stock and each has exercised such options in fiscal 2002 as further described elsewhere in this prospectus.

         Medizin-Technik GmbH. Additionally, we supply equipment components to Medizin-Technik GmbH located in Munich, Germany, which is a significant distributor of our products in Europe. Medizin-Technik purchases equipment, which it installs, and components to service our hyperthermia therapy systems that it sells to its customers in Europe. Dr. Gerhard W. Sennewald, one of our directors and significant stockholders, is the President and Chief Executive Officer of Medizin-Technik and a controlling stockholder of Medizin-Technik.

      MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock trades publicly on the OTC Bulletin Board under the symbol "BSDM." The following table sets forth the high and low bid transactions, as provided by the OTC Bulletin Board, for the quarters in fiscal year 2002 and 2003. The amounts reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

                                                            Bid
Quarter Ended:                                    High              Low
-------------------------------                   ----------------------

November 30, 2001..............                    .90               .90
February 28, 2002..............                   1.16              1.10
May 31, 2002...................                   1.00               .95
August 31, 2002................                    .66               .66
November 30, 2002..............                    .42               .42
February 29, 2003..............                   1.65               .60
May 31, 2003...................                    .45               .45
August 31, 2003................                    .80               .78

November 30, 2003..............                   1.45              1.45

         As of January 23, 2004, there were approximately 595 holders of record of our common stock. We have not paid any cash dividends on our common stock since our inception and we have no intention of declaring any common stock dividends in the foreseeable future.

Equity Compensation Plan Information

                                 Number of Securities to         Weighted-Average           Number of Securities
                                 be Issued Upon Exercise        Exercise Price of         Remaining Available for
                                 of Outstanding Options,       Outstanding Options,     Future Issuance Under Equity
        Plan Category              Warrants and Rights         Warrants and Rights           Compensation Plans

Equity Compensation Plans                1,275,303                    $0.49                      1,802,241
Approved by Security Holders

Equity Compensation Plans                    -                          -                            -
not Approved by Security
Holders

Total                                    1,275,303                    $0.49                      1,802,241


                             PRINCIPAL STOCKHOLDERS

         The following table sets forth, as of January 23, 2004, the beneficial ownership of our outstanding common stock by:

         o each person (including any group) known to us to own more than 5% of any class of our common stock,

         o    each of our executive officers,

         o    each of our directors, and

         o    all executive officers and directors as a group.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting or investment power with respect to securities. For purposes of calculating the percentages shown in the table, each person listed is deemed to beneficially own any shares issuable on the exercise of vested options and warrants held by that person that are exercisable within 60 days after January 23, 2004. Except as indicated by footnote, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown beneficially owned by them. The inclusion of any shares as beneficially owned does not constitute an admission of beneficial ownership of those shares. The percentage calculation of beneficial ownership is based on 19,915,232 shares of common stock outstanding as of January 23, 2004. Except as otherwise noted, the address of each person listed on the following table is 2188 West 2200 South, Salt Lake City, Utah 84119.


                                                               Common Stock Beneficially Owned
Title of Class         Name of Beneficial Owner                  Shares              Percent
----------------------------------------------------------------------------------------------
                        Officers and Directors
                        ----------------------
Common Stock       Dr. Gerhard W. Sennewald(1)                  6,771,814              33.85%

Common Stock       Paul F. Turner(2)                            1,995,871               9.93%

Common Stock       Hyrum A. Mead(3)                               340,000               1.69%

Common Stock       Dr. J. Gordon Short(4)                         217,635               1.08%

Common Stock       Dr. Michael Nobel(5)                           154,718                   *

                        Holders of More Than 5%
                        -----------------------

Common Stock       John E. Langdon(6)                           1,295,010               6.50%

                   J. Steven Emerson                            1,262,787               6.34%

Common Stock       All Executive Officers and Directors
                    as a Group (5 persons)(7)                   9,480,038              45.95%

---------------
*  Less than 1.0%.

(1) Includes 90,000 shares subject to options. Does not include 500,000 shares held by Dr. Sennewald's spouse, for which he disclaims beneficial ownership.

(2)      Includes 180,953 shares subject to options.

(3)      Includes 260,000 shares subject to options.

(4)      Includes 110,000 shares subject to options.

(5)      Includes 75,000 shares subject to options.

(6) Includes 351,862 shares owned directly by Mr. Langdon. The remaining shares are held in trusts for which Mr. Langdon is trustee. Does not include 50,000 shares held by Mr. Langdon's spouse, for which he disclaims beneficial ownership. Mr. Langdon's address is: 2501 Parkview Drive, Suite 500, Fort Worth, TX 76102.

(7)      Includes 715,953 shares subject to options.

         In July 2002, we issued to our employees and board members options to purchase 179,300 shares of TherMatrx at an exercise price of $0.001 per share. All options were immediately exercisable upon grant and were exercised in the fourth quarter of fiscal year 2002. The exercise of these options reduced our holdings in TherMatrx from shares (32%) to 2,520,700 shares (30%).

                            DESCRIPTION OF SECURITIES

General

         We are authorized to issue 40,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of undesignated preferred stock, $0.001 par value per share.

         The following description of our capital stock is a summary, it is not complete and is subject to and qualified in its entirety by our Amended and Restated Certificate of Incorporation and Bylaws, a copy of each of which has been incorporated as an exhibit to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.

         Our Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the board of directors, which may have the effect of delaying, deferring or preventing a future takeover or change in control of BSD unless such takeover or change in control is approved by our board of directors.

Common Stock

         As of January 23, 2004, there were 19,915,232 shares of common stock outstanding, which were held of record by 595 stockholders.

         Holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock do not have cumulative voting rights, and, therefore, holders of a majority of the shares voting for the election of directors can elect all of the directors. In such event, the holders of the remaining shares will not be able to elect any directors. Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefore. We have never declared or paid cash dividends on our capital stock, expect to retain future earnings, if any, for use in the operation and expansion of its business, and do not anticipate paying any cash dividends in the foreseeable future.

         In the event of liquidation, dissolution or winding up of BSD, holders of common stock are entitled to share ratably in all assets legally available for distribution after payment of all debts and other liabilities and subject to the prior rights of the holders of any preferred stock then outstanding. Holders of common stock have no preemptive or other subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

         As of January 23, 2004, there were no shares of preferred stock outstanding. Our Amended and Restated Certificate of Incorporation authorize 10,000,000 shares of undesignated preferred stock. Our board of directors will have the authority, without any further vote or action by our stockholders, to issue from time to time the preferred stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to holders of common stock or adversely affect the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of BSD without further action by the stockholders. We have no current plans to issue any shares of preferred stock.

Warrants and Options

         As of January 23, 2004 warrants to purchase an aggregate of 102,980 shares of our common stock at a weighted average exercise price per share of $1.80 were issued and outstanding and options to purchase an aggregate 1,112,300 shares of our common stock at a weighted average exercise price per share of $0.49 were issued and outstanding.

Antitakeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation and Bylaws and Delaware Law

         Certain provisions of our Amended and Restated Certificate of Incorporation and Bylaws could make the following more difficult:

         o    acquisition of BSD by means of a tender offer;

         o    acquisition of BSD by means of a proxy contest or otherwise; and

         o    the removal of our incumbent officers and directors.

         These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of BSD to first negotiate with our board of directors. We believe that the benefits of increased protection resulting from our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure BSD outweigh the disadvantages of discouraging such proposals because we believe that the negotiation of such proposals could result in an improvement of their terms.

         Stockholder Meetings. Our Amended and Restated Certificate of Incorporation provide that only the board of directors, the Chairman of the board, the Chief Executive Officer or the President of BSD may call special meetings of stockholders. The provision may not be amended without the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock of BSD.

         Elimination of Stockholder Action By Written Consent. Our charter documents eliminate the right of stockholders to act by written consent without a meeting.

         Elimination of Cumulative Voting. Our charter documents do not provide for cumulative voting in the election of directors.

         Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of BSD. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of BSD.

         The provisions of Delaware law and our Amended and Restated Certificate of Incorporation and Bylaw could have the effect of discouraging others from attempting unsolicited takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored unsolicited takeover attempts. Such provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions, which stockholders may otherwise deem to be in their best interests.

                   LIMITATION OF LIABILITY AND INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

         Article 8 of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

         Section 8 of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of BSD if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of BSD, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity under the Delaware General Corporation Law of the common stock to be sold by the selling stockholders has been passed on for us by Dorsey & Whitney LLP, Salt Lake City, Utah.

                                     EXPERTS

         Tanner + Co., independent certified public accountants, have audited our financial statements and schedule included in this prospectus for the year ended August 31, 2003, as set forth in their reports which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Tanner + Co.'s reports, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         In addition, we maintain an Internet website at www.bsdmc.com. We do not intend that our website be a part of this prospectus.

         We have filed a registration statement on Form SB-2 with the SEC for the common stock offered by the selling stockholders under this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information that is not contained in this prospectus. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, you should refer to the exhibits attached to this registration statement for copies of the actual contract, agreement or document.


                              FINANCIAL STATEMENTS

BSD Medical Corporation
Financial Statements
August 31, 2003 and 2002

                                                         BSD MEDICAL CORPORATION
                                                   Index to Financial Statements

--------------------------------------------------------------------------------





                                                                            Page
                                                                            ----

Independent Auditor's Report                                                F-1


Balance Sheet                                                               F-2


Statement of Operations                                                     F-3


Statement of Stockholders' Equity                                           F-4


Statement of Cash Flows                                                     F-5


Notes to Financial Statements                                               F-6

                                                    INDEPENDENT AUDITORS' REPORT





To the Board of Directors and Stockholders of BSD Medical Corporation


We have audited the balance sheet of BSD Medical Corporation (the Company) as of August 31, 2003, and the related statements of operations, stockholders' equity, and cash flows for the years ended August 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BSD Medical Corporation as of August 31, 2003, and the results of its operations and cash flows for the years ended August 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.





Salt Lake City, Utah
September 29, 2003, except for note 15, which is Dated January 16, 2004



                                                                                    BSD MEDICAL CORPORATION
                                                                                              Balance Sheet

-----------------------------------------------------------------------------------------------------------


                                                                          November 30,
                                                                              2003            August 31,
                                                                           (unaudited)           2003
                                                                         ----------------------------------

              Assets
              ------
Current assets:
     Cash and cash equivalents                                           $      2,051,376  $       136,003
     Receivables, net                                                              88,451           60,844
     Related party receivables                                                    256,048          342,878
     Inventories                                                                  709,727          802,473
     Other current assets                                                          37,089           43,238
                                                                         ----------------------------------

                  Total current assets                                          3,142,691        1,385,436

Property and equipment, net                                                       130,089          141,294
Patent, net of amortization of $5,512 and $5,043, respectively                     26,416           26,885
                                                                         ----------------------------------

                                                                         $      3,299,196  $     1,553,615
                                                                         ----------------------------------
-----------------------------------------------------------------------------------------------------------

              Liabilities and Stockholders' Equity
              ------------------------------------

Current liabilities:
     Accounts payable                                                    $        220,124  $       280,068
     Accrued expenses                                                             602,803          614,470
     Current portion of deferred revenue                                           38,568           43,220
                                                                         ----------------------------------

                  Total current liabilities                                       861,495          937,758

Deferred revenue                                                                   30,675           40,900
                                                                         ----------------------------------

                  Total liabilities                                               892,170          978,658
                                                                         ----------------------------------

Commitments and contingencies                                                           -                -

Stockholders' equity:
     Preferred stock, $.001 par value; 10,000,000 authorized,
       no shares issued and outstanding                                                 -                -
     Common stock, $.001 par value; authorized 40,000,000
       shares; issued and outstanding 19,675,632 and 17,839,633
       shares, respectively                                                        19,676           17,840
     Additional paid-in capital                                                22,925,635       21,070,874
     Deferred compensation                                                       (27,808)         (27,416)
     Accumulated deficit                                                     (20,510,243)     (20,486,107)
     Treasury stock, at cost                                                        (234)            (234)
                                                                         ----------------------------------

                  Total stockholders' equity                                    2,407,026          574,957
                                                                         ----------------------------------

                                                                         $      3,299,196  $     1,553,615
                                                                         ----------------------------------


-----------------------------------------------------------------------------------------------------------

See accompanying notes to financial statements.                                                         F-2



                                                                                    BSD MEDICAL CORPORATION
                                                                                    Statement of Operations

-----------------------------------------------------------------------------------------------------------



                                                     Three Months Ended
                                                        November 30,            Years Ended August 31,
                                                -----------------------------------------------------------
                                                     2003          2002
                                                 (unaudited)   (unaudited)       2003           2002
                                                -----------------------------------------------------------
Revenues:
     Sales                                      $      193,909  $     44,719  $    326,597  $      817,758
     Sales to related parties                          487,225       755,566     1,907,585       1,854,714
     Revenue from royalties in arrears                       -             -       275,000               -
     Other revenue - related party                           -             -        63,500               -
                                                -----------------------------------------------------------

                                                       681,134       800,285     2,572,682       2,672,472
                                                -----------------------------------------------------------

Costs and expenses:
     Cost of sales                                     123,450         6,171        94,619         302,431
     Cost of sales to related parties                  206,680       342,987     1,132,758         812,415
     Research and development                          162,558       155,659       676,867         603,137
     Selling, general, and administrative              212,575       248,991     1,241,561       1,667,042
                                                -----------------------------------------------------------

                                                       705,263       753,808     3,145,805       3,385,025
                                                -----------------------------------------------------------

              Operating (loss) income                  (24,129)       46,477      (573,123)       (712,553)
                                                -----------------------------------------------------------

Other income (expense):
     Gain on transfer of equity interest in
affiliate                                                    -             -             -
       to related parties                                                                          717,000
     Interest income                                       101         1,129         2,838           5,198
     Interest expense                                     (108)            -             -               -
                                                -----------------------------------------------------------

                                                            (7)        1,129         2,838         722,198
                                                -----------------------------------------------------------

              Net (loss) income before
              income taxes                             (24,136)       47,606      (570,285)          9,645

Income tax benefit (provision)                               -             -             -               -
                                                -----------------------------------------------------------

              Net (loss) income                 $      (24,136) $     47,606  $   (570,285) $        9,645
                                                -----------------------------------------------------------

Income (loss) per common share -
basic and diluted                               $            -  $          -  $      (0.03) $            -
                                                -----------------------------------------------------------

Weighted average shares - basic                     17,896,000    17,775,000    17,805,000      17,699,000
                                                -----------------------------------------------------------

Weighted average shares - diluted                   17,896,000    18,037,000    17,805,000      17,932,000
                                                -----------------------------------------------------------


-----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements.                                                         F-3




                                                                                                             BSD MEDICAL CORPORATION
                                                                                                   Statement of Stockholders' Equity

                                                                                                Years Ended August 31, 2003 and 2002
                                                                                and Three Months Ended November 30, 2003 (unaudited)
------------------------------------------------------------------------------------------------------------------------------------



                                Common Stock      Additional    Deferred                      Treasury Stock
                            -------------------    Paid-in      Compen-    Accumulated    -------------------------
                             Shares     Amount     Capital      sation      Deficit         Shares         Amount          Total
                            --------------------------------------------------------------------------------------------------------

Balance, September 1, 2001  17,602,619 $ 17,603  $ 20,969,196  $ (25,097)  $ (19,925,467)     24,331     $     (234)  $  1,036,001

Common stock issued for:
     Cash                      109,633      110        34,492          -               -           -              -         34,602
     Services                   27,264       27        23,973          -               -           -              -         24,000
     Options                    16,812       17           (17)         -               -           -              -              -

Amortization of deferred
 compensation                        -        -             -      8,636               -           -              -          8,636

Deferred compensation                -        -         9,813     (9,813)              -           -              -              -

Net income                           -        -             -          -           9,645           -              -          9,645
                           ---------------------------------------------------------------------------------------------------------

Balance August 31, 2002     17,756,328   17,757    21,037,457    (26,274)    (19,915,822)     24,331           (234)     1,112,884

Common stock issued for:
     Cash                       20,000       20         1,980          -               -           -              -          2,000
     Services                   38,106       38        23,962          -               -           -              -         24,000
     Warrants                   25,199       25           (25)         -               -           -              -              -

Amortization of deferred
  compensation                       -        -             -      6,358               -           -              -          6,358

Deferred compensation                -        -         7,500     (7,500)              -           -              -              -

Net loss                             -        -             -          -        (570,285)          -              -       (570,285)
                           ---------------------------------------------------------------------------------------------------------

Balance August 31, 2003     17,839,633   17,840    21,070,874    (27,416)    (20,486,107)     24,331          (234)        574,957

Common stock issued for:
     Cash, net of offering
     costs of $165,653
     (unaudited)             1,820,000    1,820     1,834,527          -               -           -              -      1,836,347
     Services (unaudited)       15,999       16        11,984          -               -           -              -         12,000

Deferred compensation
  (unaudited)                        -        -         8,250     (8,250)              -           -              -              -

Amortization of deferred
  compensation (unaudited)           -        -             -      7,858               -           -              -          7,858

Net loss (unaudited)                 -        -             -          -         (24,136)          -              -        (24,136)
                           ---------------------------------------------------------------------------------------------------------

Balance November 30, 2003
  (unaudited)               19,675,632 $ 19,676  $ 22,925,635$   (27,808)  $ (20,510,243)     24,331     $     (234)  $  2,407,026
                           ---------------------------------------------------------------------------------------------------------



------------------------------------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements                                                                                   F-4



                                                                                   BSD MEDICAL CORPORATION
                                                                                   Statement of Cash Flows

----------------------------------------------------------------------------------------------------------

                                                      Three Months Ended
                                                         November 30,           Years Ended August 31,
                                                   -------------------------------------------------------
                                                       2003         2002
                                                   (unaudited)   (unaudited)      2003           2002
                                                   -------------------------------------------------------
Cash flows from operating activities:
     Net (loss) income                             $     (24,136)  $   47,606   $   (570,285)  $     9,645
     Adjustments to reconcile net (loss) income
       to net cash (used in) provided by operating
       activities operating expense
         Provision for doubtful accounts                       -            -        284,393        42,403
         Provision for inventory write-off                     -            -         90,000        30,000
         Depreciation and amortization                    11,675       12,020         48,678        48,965
         Deferred gain on sale of building                     -      (15,275)       (15,275)      (61,416)
         Amortization of deferred compensation             7,858        6,358          6,358         8,636
         Stock compensation expense                       12,000       12,001         24,000        24,000
         Compensation expense resulting from
           options granted to purchase TherMatrx
           shares                                              -            -              -       717,000
         Gain on issuance of options of TherMatrx
           shares as settlement of compensation                -            -              -      (717,000)
         Decrease (increase) in:
              Restricted certificate of deposit                -            -              -        15,313
              Receivables                                 59,223        7,232          9,614        55,173
              Inventories                                 92,746      110,805        (85,743)     (109,095)
              Other current assets                         6,148      (19,148)       (24,901)       16,767
         Increase (decrease) in:
              Accounts payable                           (59,943)       7,609        217,447       (51,121)
              Accrued expenses                          (177,321)     (31,956)      (133,066)       40,043
              Deferred revenue                           (14,877)     (37,824)       (78,518)      (49,513)
                                                   -------------------------------------------------------

                  Net cash (used in) provided by
                  operating activities                   (86,627)      99,428       (227,298)       19,800
                                                   -------------------------------------------------------

Cash flows from investing activities:
     Purchase of property and equipment                        -       (4,167)       (60,599)      (22,532)
     Purchase of patent license                                -            -              -       (18,000)
                                                   -------------------------------------------------------

                  Net cash used in
                  investing activities                         -       (4,167)       (60,599)      (40,532)
                                                   -------------------------------------------------------

Cash flows from financing activities-
     proceeds from issuance of common stock            2,002,000            -          2,000        34,602
                                                   -------------------------------------------------------

Increase (decrease) in cash and cash equivalents       1,915,373       95,261       (285,897)       13,870

Cash and cash equivalents, beginning of period           136,003      421,900        421,900       408,030
                                                   -------------------------------------------------------

Cash and cash equivalents, end of period           $   2,051,376 $    517,161   $    136,003   $   421,900
                                                   -------------------------------------------------------




----------------------------------------------------------------------------------------------------------
See accompanying notes to financial statements                                                         F-5

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements

                                                        August 31, 2003 and 2002
--------------------------------------------------------------------------------


1.   Organization       Organization
     of Significant     BSD Medical  Corporation  (the Company) was incorporated
     Accounting         in the State of  Delaware  on July 3, 1986.  The Company
     Policies           develops,  produces,  markets, and services systems used
                        for the  treatment of cancer and other  diseases.  These
                        systems are sold  worldwide.  In  addition,  the Company
                        currently has an approximate  30% interest in TherMatrx,
                        Inc.  (TherMatrx)  a  corporate  joint  venture  that is
                        engaged   in  the   manufacture   and  sale  of  medical
                        equipment.

                        Unaudited Information
                        The Condensed Balance Sheet as of November 30, 2003, the Condensed Statements of Operations and the Condensed Statements of Cash Flow for the three months ended
                        November  30,  2003  and  November  30,  2002,  and  the
                        condensed statement of stockholders' equity for the three months ended November 30, 2003, have been prepared by the Company without audit. In the opinion of management, all adjustments to the books and accounts (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and changes in financial position of the Company as of November 30, 2003 and for the three months ended November 30, 2003 and 2002 have been made.

                        Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted for the period ended November 30, 2003 and 2002. The results of operations for the period ended November 30, 2003, are not necessarily indicative of the results to be expected for the full year.

                        Cash and Cash Equivalents
                        Cash  and   cash   equivalents   consist   of  cash  and
                        investments with original maturities to the Company of three months or less.

                        Inventories
                        Parts and supplies inventories are stated at the lower of cost or market. Cost is determined using the average cost method. Work-in-process and finished goods are stated at the lower of the accumulated manufacturing costs or market.

--------------------------------------------------------------------------------
                                                                             F-6

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


1.   Organization       Property and Equipment
     of Significant     Property   and   equipment   are  stated  at  cost  less
     Accounting         accumulated depreciation.  Depreciation and amortization
     Policies           are determined using the  straight-line  method over the
     Continued          estimated  useful lives of the assets.  Expenditures for
                        maintenance and repairs are expensed when incurred and betterments are capitalized. Gains and losses on sales of property and equipment are reflected in operations.

                        Investment in Joint Venture
                        The Company has an approximate 30% ownership in TherMatrx, a corporate joint venture that is engaged in the manufacture and sale of medical devices. The investment is accounted for on the equity method of accounting.  Because  the  Company's  percent  share  of
                        accumulated losses in TherMatrx has exceeded its original investment no asset is recorded on the balance sheet. The Company has included in accrued liabilities $136,467 of potential obligations to TherMatrx, which it incurred in a prior year. No further obligations have been recognized as the Company has not guaranteed or otherwise committed to provide further financial funding.

                        Patents
                        Patents are carried at cost and are being amortized over 17 years.

                        Income Taxes
                        The Company accounts for income taxes using the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                        Income (Loss) Per Common Share
                        The computation of basic income (loss) per common share is based on the weighted average number of shares outstanding during each year.

--------------------------------------------------------------------------------
                                                                             F-7

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


1.   Organization       Income (Loss) Per Common Share - Continued
     of Significant     The computation of diluted  earnings per common share is
     Accounting         based  on  the   weighted   average   number  of  shares
     Policies           outstanding  during  the  year,  plus the  common  stock
     Continued          equivalents  that would arise from the exercise of stock
                        options and  warrants  outstanding,  using the  treasury
                        stock  method  and the  average  market  price per share
                        during  the  year.  Common  stock  equivalents  are  not
                        included in the diluted loss per share  calculation when
                        their  effect  is  anti-dilutive.  Options  to  purchase
                        1,275,303 shares and 1,258,901 shares of common stock at
                        prices  ranging  from  $.10  to  $1.76  per  share  were
                        outstanding  at August 31, 2003 and 2002,  respectively.
                        Options  outstanding during the fiscal year ended August
                        31, 2003 were not included in the calculation of diluted
                        earnings   per   share    because   their   effect   was
                        anti-dilutive.

                        The shares used in the computation of the Company's basic and diluted income (loss) per share are reconciled as follows:

                                   November 30,              August 31,
                                2003         2002
                            (unaudited)  (unaudited)      2003        2002
                            ----------------------------------------------------

 Weighted average number
    of shares outstanding -
    basic                     17,896,000    17,775,000  17,805,000   17,699,000
 Dilutive effect of stock
    options                            -       262,000           -      233,000
                            ----------------------------------------------------

 Weighted average number
   of shares outstanding,
   assuming dilution          17,896,000    18,037,000  17,805,000   17,932,000
                            ----------------------------------------------------


--------------------------------------------------------------------------------
                                                                             F-8

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


1.   Organization       Stock-Based Compensation
     of                 The  Company  accounts  for  stock  options  granted  to
     Significant        employees   under  the   recognition   and   measurement
     Accounting         principles of APB Opinion No. 25,  Accounting  for Stock
     Policies           Issued to Employees,  and related  Interpretations,  and
     Continued          has adopted the disclosure-only  provisions of Statement
                        of  Financial   Accounting  Standards  (SFAS)  No.  123,
                        "Accounting for Stock-Based Compensation".  Accordingly,
                        no   compensation   cost  has  been  recognized  in  the
                        financial statements, as all options granted under those
                        plans had an exercise price equal to or greater than the
                        market value of the underlying  common stock on the date
                        of grant.  Had the  Company's  options  been  determined
                        based  on  the  fair  value   method,   the  results  of
                        operations would have been reduced to the pro forma amounts indicated below:


                                  Three Months Ended
                                     November 30,      Years Ended August 31,
                                ----------------------------------------------
                                    2003       2002
                                (unaudited) (unaudited)   2003       2002
                                ----------------------------------------------


 Net income (loss) - as reported $  (24,136) $   47,606  $(570,285) $    9,645

 Deduct total stock based
 employee compensation expense
 determined under fair value
 based method for all awards,
 net of related tax effects         (25,000)    (31,000)  (123,770)   (126,225)
                                 -----------------------------------------------

 Net income (loss)- pro forma    $  (49,136) $   16,606   (694,055)   (116,580)
                                 -----------------------------------------------

 Basic and diluted loss per
 share -  as reported            $        -  $        -  $    (.03) $        -
                                 -----------------------------------------------

 Basic and diluted loss per
 share -  pro forma              $        -  $        -  $    (.04) $        -
                                 -----------------------------------------------

                        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

                                   November 30,             August 31,
                             -------------------------------------------------
                                 2003        2002
                             (unaudited) (unaudited)     2003        2002
                             -------------------------------------------------

 Expected dividend yield      $         -  $        -  $        -   $       -
 Expected stock price                114%        122%        122%
 volatility                                                              143%
 Risk-free interest rate             4.2%        4.2%        4.3%        4.3%
 Expected life of options         5 years     5 years     5 years     5 years


--------------------------------------------------------------------------------
                                                                             F-9

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


1.   Organization       Stock-Based Compensation - Continued
     of                 The  weighted  average  fair  value of  options  granted
     Significant        during the years  ended  August  31,  2003 and 2002 were
     Accounting         $.57 and  $.73,  respectively.  The  unaudited  weighted
     Policies           average fair value of options  granted  during the three
     Continued          months ended  November 30, 2003 and 2002,  were $.64 and
                        $.60, respectively.

                        Revenue Recognition
                        Revenue is recognized when a valid purchase order has been received, services have been performed or product has been delivered, the selling price is fixed or determinable, and collectibility is reasonably assured.

                        Sales include revenue from systems with software products, software license rights and service contracts. Software revenue recognition, generally requires revenue earned on software arrangements involving multiple elements such as software products, enhancements, post-contract customer support, installation and training to be allocated to each element based on the relative fair values of the elements. The revenue allocated to software products is generally recognized upon delivery of the products. The revenue allocated to post-contract customer support is generally recognized over the support period. Sales for products are recorded when products are delivered. Revenue from long-term service contracts is recognized on a straight-line basis over the term of the contract, which approximates recognizing it as it is earned. Deferred revenue and customer deposits payable include amounts from service contracts as well as revenue from sales of products, which have not been shipped.

                        Research and Development Costs
                        Research and development costs are expensed as incurred.



--------------------------------------------------------------------------------
                                                                            F-10

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


1.   Organization       Concentration of Credit Risk
     of                 Financial   instruments  that  potentially  subject  the
     Significant        Company  to   concentration   of  credit  risk  consists
     Accounting         primarily of trade receivables.  In the normal course of
     Policies           business,  the  Company  provides  credit  terms  to its
     Continued          customers.  Accordingly,  the Company  performs  ongoing
                        credit   evaluations  of  its  customers  and  maintains
                        allowances  for possible  losses.  During the year ended
                        August 31, 2003, the Company wrote off a receivable of approximately $346,000. This receivable was recorded as a sale in fiscal year 2002 and resulted in a significant write-off in the fourth quarter of 2003.

                        The Company has cash in bank and short-term investments that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company believes it is not exposed to any significant credit risk on cash and short-term investments.

                        Use of Estimates in the Preparation of Financial Statements
                        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


2.   Detail of          Details of certain  balance sheet accounts  as of August
     Certain            31, 2003, are as follows:
     Balance
     Sheet              Receivables:
     Accounts              Trade receivables                  $        471,093
                           Less allowance for doubtful
                             accounts                                  (67,371)
                                                              ----------------

                                                              $        403,722
                                                              ----------------
                        Inventories:
                           Parts and supplies                 $        385,825
                           Work-in-process                             556,648
                           Reserve for obsolete inventory             (140,000)
                                                              ----------------

                                                              $        802,473
                                                              ----------------


--------------------------------------------------------------------------------
                                                                            F-11

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


2. Detail of            Accrued expenses:
     Certain               Customer deposits                      $    272,132
     Balance               Accrued loss in equity affiliate            136,467
     Sheet                 Accrued vacation                             96,254
     Accounts              Accrued payroll and taxes                    67,232
     Continued             Other accrued expenses                       42,385
                                                                  ------------

                                                                  $    614,470
                                                                  ------------

3.   Property           Property and equipment as of August 31, 2003 consists of
     and                the following:
     Equipment
                           Equipment                              $    680,630
                           Furniture and fixtures                      297,741
                                                                  ------------

                                                                       978,371

                           Less accumulated depreciation              (837,077)
                                                                  ------------

                                                                  $    141,294
                                                                  ------------

4.   Deferred           During  the year  ended  August 31,  1998,  the  Company
     Gain               entered  into  a   sale-leaseback   transaction  on  its
     and                building.  The  sale-leaseback  resulted  in a  gain  of
     Operating          $325,513 of which  $307,000  was  deferred  and is being
     Lease              credited to income as rent expense  adjustments over the
                        term of the lease.  The lease required  monthly payments
                        of $6,533 through  November 2002.  During the year ended
                        August 31, 2003, the Company  renewed its lease for five
                        years, which includes payments of approximately  $82,000
                        per year, adjusted annually for increases in the cost of living based on the Consumer Price Index for Urban
                        Consumers.

--------------------------------------------------------------------------------
                                                                            F-12

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


4.   Deferred           Future  minimum  payments  at  August  31,  2003, are as
     Gain               follows:
     and
     Operating          Years Ending August 31,                     Amount
     Lease              -----------------------               -----------------
     Continued
                                 2004                         $         82,320
                                 2005                                   82,320
                                 2006                                   82,320
                                 2007                                   82,320
                                 2008                                   20,580
                                                              ----------------

                                                              $        349,860
                                                              ----------------

                        Annual rent expense on this operating lease for the years ended August 31, 2003 and 2002 amounted to approximately $67,000 and $17,000, net of sale-leaseback gain.




5.   Deferred           The Company has entered into certain  service  contracts
     Revenue            for  which  it has  received  payment  in  advance.  The
                        Company is recognizing these service revenues over the life of the service agreements as follows:

                         Years Ending August 31,                    Amount
                         -----------------------              ----------------

                                2004                          $         43,220
                                2005                                    40,900
                                                              ----------------

                                                                        84,120

                                Less current portion                   (43,220)
                                                              ----------------

                                Long-term deferred revenue    $         40,900
                                                              ----------------

--------------------------------------------------------------------------------
                                                                            F-13

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


6.   Income             The income tax benefit (expense) differs from the amount
     Taxes              computed at federal statutory rates as follows:

                                               Years Ended August 31,
                                           --------------------------------
                                                2003            2002
                                           --------------------------------

 Income tax benefit (expense) at
   statutory rate                          $      198,000  $         (3,000)
 Expiration of net operating loss
   carryforwards                                  (19,000)                -
 Change in valuation allowance                   (179,000)            3,000
                                           --------------------------------

                                           $            -  $              -
                                           --------------------------------

                        Deferred tax assets (liabilities) are comprised of the following:

 Net operating loss carryforwards                          $      1,843,000
 General business and AMT credit carryforwards                      170,000
 Accrued expenses and deposits                                      128,000
 Deferred revenue                                                    29,000
 Inventory reserve                                                   48,000
 Allowance for bad debts and reserves                                17,000
 Depreciation                                                       (21,000)
 Deferred compensation expense                                       (9,000)
                                                           ----------------

                                                                  2,205,000

 Valuation allowance                                             (2,205,000)
                                                           ----------------

                                                           $              -
                                                           ----------------

--------------------------------------------------------------------------------
                                                                            F-14

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------

6.   Income             At August 31, 2003, the Company has net operating losses
     Taxes              (NOL) as follows:
     Continued
                         Expiration Date                         NOL
                         ---------------                   ------------------

                              2005                         $      1,270,000
                              2007                                  190,000
                              2008                                   99,000
                              2009                                  671,000
                              2010                                  170,000
                              2012                                  838,000
                              2016                                  153,000
                              2018                                1,052,000
                              2019                                  731,000
                                                          ------------------

                                                           $      5,174,000
                                                          ------------------

                        At  August  31,  2003,  the  Company  has  Research  and
                        Experimentation   Tax  Credits  (RETC)  and  Alternative
                        Minimum Tax Credits (AMTC) as follows:

                        Expiration Date               RETC            AMTC
                        ---------------         -------------------------------

                           2004                 $        41,000   $          -
                           2005                               -              -
                          No expiration date             72,000         57,000
                                                -------------------------------

                                                $       113,000   $     57,000
                                               --------------------------------

                        The Company has experienced a greater than 50 percent change of ownership. Consequently, use of the Company's carryovers against future taxable income in any one year may be limited and those carryovers may expire unutilized due to limitations imposed by the change of ownership rules.


--------------------------------------------------------------------------------
                                                                            F-15

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


7.   Stock              Stock Options
     Options and        The Company's 1987 Employee Stock Option Plan authorizes
     Warrants           the  granting  of  incentive   options  to  certain  key
                        employees of the Company and nonqualified stock options to certain key employees, non-employee directors, or individuals who provide services to the Company. The
                        Plan, as amended, provides for the granting of options for an aggregate of 950,000 shares. The options vest according to a set schedule over a five-year period and expire upon the employee's termination or after ten years from the date of grant.

                        The Company's 1998 Employee Stock Option Plan authorizes the granting of incentive stock options to certain key employees and non-employees who provide services to the Company. The Plan provides for the granting of options for an aggregate of 2,000,000 shares. The options vest subject to management's discretion.

                        The Company's 1998 Director Stock Plan authorizes an annual compensation of $12,000 to each non-employee director. The annual compensation may be satisfied by issuing common stock, with the number of shares issued calculated by dividing the unpaid compensation by a daily average of the preceding twenty day closing price of the Company's common stock. The Plan also grants each non-employee outside director 25,000 options each year at an exercise price of 85% of the fair market value of the common stock at the date the option is granted. The Plan allows for an aggregate of 1,000,000 shares to be granted. The options vest according to a set schedule over a five-year period and expire upon the director's termination, or after ten years from the date of grant. For certain options issued under this plan, the Company has recorded as deferred compensation the excess of the market value of common stock at the date of grant over the exercise price.

--------------------------------------------------------------------------------
                                                                            F-16

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


7.   Stock              A schedule of the options and warrants are as follows:
     Options and
     Warrants
     Continued                                                   Price Per
                                       Options     Warrants       Share
                                    -----------------------------------------

 Outstanding at September 1, 2001       1,306,434       87,133 $  .10 to 3.00
      Granted                              75,000            -            .73
      Exercised                          (114,312)     (12,133)   .10 to  .37
      Forfeitures                          (8,221)     (75,000)   .10 to 3.00
                                    -----------------------------------------

 Outstanding at August 31, 2002         1,258,901            -    .10 to 1.76
      Granted                              75,000            -            .56
      Exercised                           (58,598)           -    .10 to  .65
      Forfeitures                               -            -
                                    -----------------------------------------

 Outstanding at August 31, 2003         1,275,303            - $  .10 to 1.76
                                    -----------------------------------------

                        The following table summarizes information about stock options and warrants outstanding at August 31, 2003:


                      Options and Warrants             Options and Warrants
                           Outstanding                      Exercisable
             -------------------------------------------------------------------
                           Weighted
                             Average
                            Remaining    Weighted                   Weighted
   Range of                Contractual    Average                   Average
   Exercise     Number        Life       Exercise      Number       Exercise
    Prices    Outstanding    (Years)       Price     Exercisable     Price
 -------------------------------------------------------------------------------

 $    .10-.25      430,703         2.41 $        .13      415,703 $         .12
     .37-1.11      794,600         7.65          .61      427,780           .58
         1.76       50,000         7.82         1.76       50,000          1.76
 -------------------------------------------------------------------------------

 $   .10-1.76    1,275,303         5.23 $        .49      893,483 $         .43
 -------------------------------------------------------------------------------

8.   Foreign            During  the years  ended  August  31,  2003 and 2002 the
     Customer           Company   had  sales  of   $1,391,443   and   $1,844,500
     and Major          (including $63,500 in royalty  revenues),  respectively,
     Customer           to TherMatrx,  an  unconsolidated  affiliate of which it
                        owns  approximately  30%.  During the years ended August
                        31, 2003 and 2002 the Company had sales to a European entity controlled by a significant stockholder and member of the Board of Directors of the Company of approximately $518,000 and $74,000, respectively. The
                        Company also had a sale to an unrelated entity of approximately $344,000 or approximately 12.9% of total sales for the year ended August 31, 2002.


--------------------------------------------------------------------------------
                                                                            F-17

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


9.   Related Party      At   August   31,   2003,   accrued   expenses   include
     Transactions       approximately $272,132, due to an entity controlled by a
     Not otherwise      significant  stockholder  and  member  of the  Board  of
     disclosed          Directors and an unconsolidated affiliate. These amounts
                        represent deposits to purchase product from the Company and will be recognized as revenue when all performance and delivery obligations have been met.

                        At August 31, 2003, accounts receivable includes approximately $38,225, due from an entity controlled by a significant stockholder and member of the Board of Directors. Accounts receivable also include $304,653 due from TherMatrx at August 31, 2003.

                        Unaudited Related Party Transactions
                        During the periods ended November 30, 2003 and 2002 the Company had sales to an unconsolidated affiliate and an entity controlled by a significant stockholder of $487,225 and $755,566, respectively. These related party transactions represent 71.53% and 94.41% of total sales.

                        At November 30, 2003, accrued expenses include $91,168 consisting of deposits on orders placed by an unconsolidated affiliate and an entity controlled by a significant stockholder.

                        At  November  30,  2003,   accounts  receivable  include
                        $256,048 due from an unconsolidated affiliate and an entity controlled by a significant stockholder.


10.  Supplemental       Actual amounts paid for interest and income taxes are as
     Cash Flow          follows:
     Information
                                                       Years Ended
                                                        August 31,
                                             ----------------------------------
                                                   2003            2002
                                             ----------------------------------

                        Interest expense     $             - $              -
                                             ----------------------------------

                        Income taxes         $             - $              -
                                             ----------------------------------

                        During the year ended August 31, 2002, the Company exchanged a restricted CD to a bank for accounts receivable of $73,604. The receivable exchanged was allowed for by $57,403 that was offset by $15,000 of accrued commissions payable related to the receivable.


--------------------------------------------------------------------------------
                                                                            F-18

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


10.  Supplemental       Unaudited  Supplemental  Cash Flow  Information  for the
     Cash Flow          periods ended November 30, 2003 and 2002:
     Information
     Continued          o   The Company  paid $108 for  interest and no cash for
                            taxes during the period ended November 30, 2003 and no cash for interest and taxes for the period ended
                            November 30, 2002.

                        o The Company issued 75,000 options for the periods ended November 30, 2003 and 2002, which resulted in an increase to Deferred Compensation of $8,250 and $7,500, respectively.

                        o During the period ended November 30, 2003 the Company recorded $165,653 of accrued offering costs payable for sale of its common stock during the period.


11.  Significant        The  Company  has  an  approximate  30%  interest  in an
     Unconsolidated     unconsolidated affiliate (TherMatrx) at August 31, 2003.
     Affiliate          During  the year  ended  August  31,  2002  the  Company
                        compensated  certain  employees and directors by issuing
                        options to  purchase  179,300  shares of  TherMatrx,  or
                        approximately 2% of the Company's  interest in TherMatrx
                        at  $.001  per  share.  This  resulted  in  compensation
                        expense of  $717,000,  which is  included in general and
                        administrative  expenses in the  statement of operations
                        for  the  year  ended  August  31,  2002.   Because  the
                        TherMatrx   shares  used  to  settle  the   compensation
                        obligation  had a book  value of $0,  such  issuance  of
                        TherMatrx  shares upon exercise of the options  resulted
                        in a gain of  $717,000,  which is  reflected  as gain on
                        transfer  of  equity   interest  in   affiliate  in  the
                        statement of operations. All of the options had been exercised as of August 31, 2002.

--------------------------------------------------------------------------------
                                                                            F-19

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


11.  Significant        Summarized  financial  information  for the  significant
     Unconsolidated     unconsolidated  affiliate of the  Company,  at September
     Affiliate          30, 2003 and 2002 (the affiliate's fiscal year runs from
     Continued          October 1, through September 30) are as follows:


                                            2003              2002
                                    -------------------------------------
 Result for year:
      Gross revenue                   $     13,298,422  $      7,714,313
      Gross profit                    $      9,589,803  $      4,484,253
      Net income (loss)               $      1,520,190  $    (1,875,003)

 Year-end financial position
      Current assets                  $      6,313,746  $      4,337,756
      Non-current assets              $      2,335,232  $      2,549,626
      Current liabilities             $      1,913,453  $      1,672,047
      Non-current liabilities         $        474,748  $        474,748


12.  Commitments        The  Company  has  an  employment   agreement  with  the
     and                President of the Company.  The  agreement  provides that
     Contingencies      the  President's  salary will be based upon a reasonable
                        mutual   agreement.   Additionally,   in  the   case  of
                        non-voluntary  termination,  the acting  president  will
                        receive  severance  pay for a  six-month  period,  which
                        includes   an   extension   of  all   employee   rights,
                        privileges,  and benefits,  including medical insurance.
                        The six-month severance pay would be the salary at the highest rate paid to the president prior to such a non-voluntary termination. The agreement also requires the Company to pay the acting president for any accrued unused vacation and bonuses.

                        The Company has an exclusive worldwide license for a unique temperature probe. The license has no determinable life. The Company pays royalties based upon its sales of this probe. Royalties accrued as of August 31, 2003 and 2002, were $1,000. Royalty expense amounted to approximately $5,000 and $11,000 for the years ended August 31, 2003 and 2002, respectively.


--------------------------------------------------------------------------------
                                                                            F-20

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


13.  Fair Value of      None of the Company's financial instruments are held for
     Financial          trading  purposes.  The Company  estimates that the fair
     Instruments        value of all  financial  instruments  at August 31, 2003
                        and 2002 does not differ  materially  from the aggregate
                        carrying values of its financial instruments recorded in
                        the accompanying balance sheet. The estimated fair value
                        amounts  have  been  determined  by  the  Company  using
                        available market  information and appropriate  valuation
                        methodologies.   Considerable  judgment  is  necessarily
                        required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

14.  Recent             In April 2002, the FASB issued SFAS No. 145,  Rescission
     Accounting         of SFAS Nos.  4, 44, and 64,  Amendment  of SFAS 13, and
     Pronounce-         Technical  Corrections as of April 2002 (SFAS 145). This
     ments              standard rescinds SFAS No. 4, Reporting Gains and Losses
                        from  extinguishment  of Debt,  and an amendment of that
                        Statement,  SFAS No. 64, Extinguishments of Debt Made to
                        Satisfy    Sinking-Fund    Requirements   and   excludes
                        extraordinary   item  treatment  for  gains  and  losses
                        associated with the extinguishment of debt that do not meet the APB Opinion No. 30, Reporting the Results of
                        Operations  --  Reporting  the  Effects of Disposal of a
                        Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions (APB 30) criteria. Any gain or loss on extinguishment of debt that was classified as an extraordinary item in prior periods presented that does not meet the criteria in APB
                        30 for classification as an extraordinary item shall be reclassified. SFAS 145 also amends SFAS 13, Accounting for Leases as well as other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. Certain provisions of SFAS are effective for transactions occurring after May 15, 2002 while others are effective for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 by the
                        Company did not have a material impact on the Company's financial position or operations.

--------------------------------------------------------------------------------
                                                                            F-21

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


14.  Recent             In June 2002,  the FASB issued SFAS No. 146,  Accounting
     Accounting         for Costs  Associated  with Exit or Disposal  Activities
     Pronounce-         (SFAS 146). This standard addresses financial accounting
     ments              and reporting for costs associated with exit or disposal
     Continued          activities and replaces Emerging Issues Task Force Issue
                        No. 94-3,  Liability  Recognition  for Certain  Employee
                        Termination Benefits and Other Costs to Exit an Activity
                        (including  Certain Costs  Incurred in a  Restructuring)
                        (EITF  94-3).  SFAS 146  requires  that a liability  for
                        costs  associated  with an exit or disposal  activity be
                        recognized  when the  liability is incurred.  Under EITF
                        94-3, a liability for exit costs, as defined in EITF No.
                        94-3  were   recognized  at  the  date  of  an  entity's
                        commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities that are initiated by the Company after December 31, 2002. The adoption of SFAS No. 146 by the Company did not have a material impact on the Company's financial position or operations.

                        In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123," which is effective for all fiscal years ending after
                        December 15, 2002. SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation under SFAS No. 123 from the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25. SFAS 148 also changes the disclosure requirements of SFAS 123, requiring a more prominent disclosure of the pro-forma effect of the fair value based method of accounting for stock-based compensation. The adoption of SFAS No. 148 by the Company did not have a material impact on the Company's financial position or operations.


--------------------------------------------------------------------------------
                                                                            F-22

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


14.  Recent             In January 2003, the FASB issued  Interpretation No. 46,
     Accounting         "Consolidation  of Variable  Interest  Ethics"  (FIN No.
     Pronounce-         46),   which   addresses   consolidation   by   business
     ments              enterprises of variable  interest  entities.  FIN No. 46
     Continued          clarifies  the   application   of  Accounting   Research
                        Bulletin No. 51, "Consolidated Financial Statements", to
                        certain  entities in which equity  investors do not have
                        the characteristics of a controlling  financial interest
                        or do not have sufficient  equity at risk for the entity
                        to   finance   its   activities    without    additional
                        subordinated  financial support from other parties.  FIN
                        No. 46 applies immediately to variable interest entities
                        created after January 31, 2003, and to variable interest
                        entities  in which an  enterprise  obtains  an  interest
                        after that date.  It applies in the first fiscal year or
                        interim  period   beginning  after  June  15,  2003,  to
                        variable interest entities in which an enterprise holds a variable interest that it acquired before February 1, 2003. The Company does not expect to identify any variable interest entities that must be consolidated. In the event a variable interest entity is identified, the Company does not expect the requirements of FIN No. 46 to have a material impact on its financial condition or results of operations.

                        In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" (FIN No. 45). FIN No. 45 requires certain guarantees to be recorded at fair value, which is different from current practice to record a liability only when a loss is probable and reasonably estimable, as those terms are defined in FASB Statement No. 5, "Accounting for Contingencies". FIN No. 45 also requires the Company to make significant new disclosures about guarantees. The disclosure requirements of FIN No. 45 are effective for the Company in the first quarter of fiscal year 2003. FIN No. 45's initial recognition and initial measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The adoption of FIN No. 45 did not have a material impact on the Company's financial position, results of operations or cash flows.


--------------------------------------------------------------------------------
                                                                            F-23

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


14.  Recent             In April 2003, the FASB issued SFAS No. 149,  "Amendment
     Accounting         of Statement 133 on Derivative  Instruments  and Hedging
     Pronounce-         Activities." SFAS No. 149 amends and clarifies financial
     ments              accounting  and  reporting for  derivative  instruments,
     Continued          including  certain  derivative  instruments  embedded in
                        other   contracts    (collectively    referred   to   as
                        derivatives)  and for hedging  activities under SFAS No.
                        133, "Accounting for Derivative  Instruments and Hedging
                        Activities".  This  Statement is effective for contracts
                        entered  into or  modified  after  June 30,  2003,  with
                        certain  exceptions,   and  for  hedging   relationships
                        designated after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. Management is currently evaluating the effect that the adoption of SFAS No. 149 may have, but believes it will not have a material effect on its results of operations and financial position.

                        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." This new statement changes the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity or classifications between liabilities and equity in a section that has been known as "mezzanine capital." It requires that those certain instruments be classified as liabilities in balance sheets. Most of the guidance in SFAS 150 is effective for all financial instruments entered into or modified after May 31, 2003. Management anticipates that the adoption of SFAS No. 150 may have a material impact on the Company's consolidated financial statements if in the future the Company issues mandatorily redeemable preferred stock. Such mandatorily redeemable preferred stock, previously included as "mezzanine capital", would be included as a liability in accordance with SFAS 150.


--------------------------------------------------------------------------------
                                                                            F-24

                                                         BSD MEDICAL CORPORATION
                                                   Notes to Financial Statements
                                                                       Continued

--------------------------------------------------------------------------------


15.  Subsequent         On November 28, 2003, the Company  completed the sale of
     Event              an  aggregate  of  1,820,000  shares of common  stock to
                        three institutional investors. The shares of common stock were sold for cash consideration of $1.10 per share, or a total of $2,002,000, pursuant to the terms of the Securities Purchase Agreement entered into by and among the investors and the Company as of November 28, 2003. These shares were issued in a private placement transaction pursuant to Section 4(2) and Regulation D under the Securities Act of 1933, as amended. As provided in the Securities Purchase Agreement, the Company also agreed to cause a shelf registration statement covering the resale of these shares to be filed no later than 60 days after the closing of the private placement. The Company estimates that the net proceeds from the transaction, after paying a commission to the placement agent, T.R. Winston & Company, LLC, and legal other expenses related to the transaction, will be approximately $1,840,000. The Company has also agreed to issue to the placement agent a three-year warrant to purchase up to 91,000 shares at an exercise price per share of $1.80 as provided in the Securities Purchase
                        Agreement.

                        On December 10, 2003 the Company sold 239,600 shares of common stock at $1.10 per share or a total of $263,560. The Company issued to the placement agent a three-year warrant to purchase up to 11,980 shares at an exercise price of $1.80.



--------------------------------------------------------------------------------
                                                                            F-25

================================================================================



                             BSD MEDICAL CORPORATION


                                    2,162,580

                             SHARES OF COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                  ------------

                                January 27, 2004



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

         Article 8 of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

         Section 8 of our Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of BSD if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of BSD, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the various costs and expenses to be paid by us with respect to the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the SEC registration fee.

SEC Registration Fee....................................        $342.50

Legal Fees and Expenses.................................     $50,000.00

Accounting Fees and Expenses............................      $5,000.00

Printing and Other Expenses.............................      $2,500.00
                                                             ----------

     Total..............................................     $57,842.50
                                                             ----------

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares.

ITEM 26.  Recent Sales of Unregistered Securities.

         The following is information as to all securities we have sold within the past three years that were not registered under the Securities Act of 1933, as amended:

         On November 28, 2003, we issued a total of 1,820,000 shares of our common stock, for gross proceeds of $2,002,000, to four accredited investors in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder.

         On December 10, 2003, we issued a total of 239,600 shares of our common stock, for gross proceeds of $263,560, to three accredited investors in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder.

         On December 10, 2003, we issued warrants to purchase 102,980 shares of our common stock to a broker dealer in connection with the sale of common stock to investors in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act and Rule 506 thereunder.

ITEM 27.  Exhibits

Exhibit
Number                         Description
-------                        -----------

3.1 Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.1 of the BSD Medical Corporation Form 10-K, filed December 1, 2003.

3.2 By-Laws. Incorporated by reference to Exhibit 3.2 of the BSD Medical Corporation Registration Statement on Form S-1, filed October 16, 1986.

4.1 Specimen Common Stock Certificate. Incorporated by reference to Exhibit 4 of the BSD Medical Corporation Registration Statement on Form S-1, filed October 16, 1986.

4.2 Securities Purchase Agreement dated December 10, 2003 among BSD Medical Corporation and the purchasers identified therein. Incorporated by reference to Exhibit 4.2 of the BSD Medical Corporation Form 10-K, filed December 1, 2003.

4.2 Amendment No. 1 to Securities Purchase Agreement dated December 10, 2003 among BSD Medical Corporation and the purchasers identified therein. Incorporated by reference to Exhibit 99.1 of the BSD Medical Corporation Form 8-K, filed December 22, 2003.

4.3 Warrant to Purchase 42,980 Shares of Common Stock dated December 10, 2003 issued by BSD Medical Corporation to T.R. Winston & Company, LLC. Incorporated by reference to Exhibit 99.2 of the BSD Medical Corporation Form 8-K, filed December 22, 2003.

4.4 Warrant to Purchase 60,000 Shares of Common Stock dated December 10, 2003 issued by BSD Medical Corporation to The Runnel Family Trust Dated 1/11/2000. Incorporated by reference to Exhibit 99.3 of the BSD Medical Corporation Form 8-K, filed December 22, 2003.

5.1      Opinion of Dorsey & Whitney LLP

10.1 Transfer of Trade Secrets Agreement dated December 7, 1979, among BSD Medical Corporation, Vitek, Incorporated and Ronald R. Bowman. Incorporated by reference to Exhibit 10.6 of the BSD Medical Corporation Registration Statement on Form S-1, filed October 16, 1986.

10.2 Second Addendum to Exclusive Transfer of Trade Secrets Agreement dated April 2, 1987. Incorporated by reference to Exhibit 10 of the BSD Medical Corporation Form 10-K, filed April 8, 1988.

10.3 BSD Medical Corporation 1998 Director Stock Plan. Incorporated by reference to Exhibit A of the BSD Medical Corporation Schedule 14A, filed July 27, 1998.

10.4 BSD Medical Corporation 1998 Stock Incentive Plan. Incorporated by reference to Exhibit B of the BSD Medical Corporation Schedule 14B, filed July 27, 1998.

10.5 Lease Agreement dated December 5, 1997, between BSD Medical Corporation and Alcoh Development, Inc., Alan S. Cohen, Orlene H. Cohen, and Reelman Investments, L.C.

10.6 Lease Extension Agreement and Contract to Purchase dated November 1, 2002 between BSD Medical Corporation and Alcoh Development, Inc., Alan
         S. Cohen, Orlene H. Cohen, and Reelman Investments, L.C.

10.7 Employment Agreement dated August 10, 1999 between BSD Medical Corporation and Hyrum A. Mead.

10.8 Employment Agreement dated November 2, 1988 between BSD Medical Corporation and Paul F. Turner.

10.9 Agreement dated May 27, 1994 between BSD Medical Corporation and Medizin Technik GmbH.

10.10 Agency Agreement dated May 20, 2002 between BSD Medical Corporation and Nucletron B.V.

21 Subsidiary List. Incorporated by reference to Exhibit 21 of the BSD Medical Corporation Form 10-K, filed December 1, 2003.

23.1     Consent of Independent Public Accounts, Tanner + Co.

23.2     Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).

24.1     Power of Attorney (included in signature page).

ITEM 28. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the SEC under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and


                                     III-3

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of BSD Medical Corporation pursuant to the foregoing provisions, or otherwise, BSD Medical Corporation has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by BSD Medical Corporation of expenses incurred or paid by a director, officer or controlling person of BSD Medical Corporation in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, BSD Medical Corporation will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                      III-4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the January 27, 2004.

                                                    BSD MEDICAL CORPORATION


                                                    By:    /s/ HYRUM A. MEAD
                                                       ---------------------
                                                           Hyrum A. Mead
                                                           President

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned officers and directors of BSD Medical Corporation, a Delaware corporation, do hereby constitute and appoint Paul F. Turner and Hyrum A. Mead and each of them, their lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.


                                     III-5

         IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

      Signature                           Title                                 Date
---------------------------------------------------------------------------------------------


/s/ PAUL F. TURNER             Chairman of the Board, Senior Vice            January 27, 2004
-------------------------      President and Chief Technology Officer
    Paul F. Turner


/s/ HYRUM A MEAD               President (principal executive                January 27, 2004
-------------------------      officer) and Director
    Hyrum A. Mead


/s/ DENNIS BRADLEY             Controller (principal financial and           January 27, 2004
-------------------------      accounting officer)
    Dennis Bradley


/s/ GERHARD W. SENNEWALD       Director                                      January 27, 2004
-------------------------
    Gerhard W. Sennewald


/s/ MICHAEL NOBEL              Director                                      January 27, 2004
-------------------------
    Michael Nobel


/s/ J. GORDON SHORT            Director                                      January 27, 2004
-------------------------
    J. Gordon Short


                                      III-6